Filed Pursuant to Rule 424(b)(7)
Registration No. 333-248444

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 7, 2021

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 27, 2020)

50,000,000 Shares

Class A Common Stock

The selling stockholder identified in this prospectus supplement is offering 50,000,000 shares of Class A common stock, par value $0.01 per share (the “Shares”), of Coty Inc. We will not receive any of the proceeds from the sale of the Shares by the selling stockholder.

Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “COTY.” The last reported sale price of our Class A common stock on the NYSE on September 3, 2021 was $9.48 per share.

Investing in our Class A common stock involves risks. See “Risk Factors” beginning on page S-4 of this prospectus supplement and the risk factors described in the documents that we file with the Securities and Exchange Commission that are incorporated herein by reference for a discussion of certain risks you should consider before deciding to invest in our Class A common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to selling stockholder, before expenses	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.

The underwriter expects to deliver the Shares against payment on or about                 , 2021.

Morgan Stanley

Prospectus Supplement, dated                 , 2021

Prospectus supplement

Prospectus

S-i

As used in this prospectus supplement, unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to:

•	“Coty,” “our company,” “the Company,” “we,” “us” or “our” refer to Coty Inc., a Delaware corporation, and its consolidated subsidiaries;

•

“KKR Stockholder” refers to KKR Rainbow Aggregator L.P., a Delaware limited partnership, that directly owns 853,943 shares of our Series B Convertible Preferred Stock (“Series B Convertible Preferred Stock”), representing approximately 16.3% of our Class A common stock based on the liquidation preference and accrued dividends on such Series B Convertible Preferred Stock as of September 7, 2021 and the number of outstanding shares of Class A common stock as of August 31, 2021 (assuming full conversion of such Series B Convertible Preferred Stock); and

•	“KKR Group” refers to Kohlberg Kravis Roberts & Co. L.P. and its affiliates.

S-ii

About this prospectus supplement

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of shares of Class A common stock and certain other matters relating to us and our financial condition. The second part, the accompanying base prospectus, dated August 27, 2020, includes more general information about the selling stockholder and registers for resale from time to time the shares of our Series B Convertible Preferred Stock, and shares of Class A common stock into which such Series B Convertible Preferred Stock may be converted, then beneficially owned by the selling stockholder. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using the SEC’s shelf registration rules. You should read this prospectus supplement and the accompanying prospectus, together with additional information incorporated by reference herein and therein as described under the headings “Incorporation of Certain Information by Reference” in this prospectus supplement and the accompanying prospectus.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement. If the information conflicts with any statement in a document that we have incorporated by reference, then you should consider only the statement in the more recent document. The information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate only as of the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

None of Coty, the selling stockholder or the underwriter has authorized anyone to provide you with different or additional information from that contained or incorporated by reference into this prospectus supplement and the accompanying prospectus or in any free writing prospectus prepared by us or on our behalf or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement may be used only for the purpose for which it has been prepared. The selling stockholder and the underwriter are offering to sell our Class A common stock, and seeking offers to buy our Class A common stock, only in jurisdictions where offers and sales are permitted. None of this prospectus supplement, the accompanying prospectus or any free writing prospectus constitutes an offer, or an invitation on our behalf or on behalf of the selling stockholder or the underwriter, to subscribe for and purchase any of our securities, and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

For investors outside the United States: the selling stockholder and the underwriter are offering to sell, and seeking offers to buy, shares of our Class A common stock only in jurisdictions where offers and sales are permitted. None of us, the selling stockholder or the underwriter have done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus supplement outside the United States.

S-iii

Cautionary note regarding forward-looking statements

This prospectus supplement and the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus we have authorized contain or may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, this offering and the benefits thereof, the impact of COVID-19 and potential recovery scenarios, strategic planning, targets, segment reporting and outlook for future reporting periods (including the extent, concentration and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the impact of the sale of the Company’s Professional and Retail Hair business, including the Wella, Clairol, OPI and ghd brands (together, the “Wella Business”) on November 30, 2020 to Rainbow UK Bidco Limited (the “Wella Transaction”) and the related transition services, the Company’s future operations and strategy (including the expected implementation and related impact of its strategic priorities), ongoing and future cost efficiency, optimization and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof and any plans to resume cash dividends on common stock or to continue to pay dividends in cash on preferred stock), investments, licenses and portfolio changes, product launches, relaunches or rebranding (including the expected timing or impact thereof), synergies, savings, performance, cost, timing and integration of acquisitions, including the strategic partnerships with Kylie Jenner and Kim Kardashian, future cash flows, liquidity and borrowing capacity, timing and size of cash outflows and debt deleveraging, the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s comprehensive transformation agenda (referred to as the “Transformation Plan”), including operational and organizational structure changes, operational execution and simplification initiatives, cost reductions, supply chain changes, e-commerce and digital initiatives, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate,” “are going to,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “should,” “outlook,” “continue,” “temporary,” “target,” “aim,” “potential,” “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that we consider reasonable, but are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties discussed under “Risk Factors” of this prospectus supplement and in Item 1A under “Risk Factors” and elsewhere in our latest Annual Report on Form 10-K and our other periodic reports we have filed and may file with the SEC from time to time which are incorporated by reference herein. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” herein.

When used in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference herein and therein and any free writing prospectus we have authorized, the term “includes” and “including” means, unless the context otherwise indicates, “including without limitation.”

All forward-looking statements made in this prospectus supplement are qualified by these cautionary statements. You are cautioned not to place undue reliance on these forward-looking statements, which are made only as of the date of the document in which such statement is made, and we do not undertake any obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance unless expressed as such, and should only be viewed as historical data.

S-iv

Industry and market data

The market data and other statistical information (such as the size of certain markets and our position and the position of our competitors within their markets) used throughout this prospectus supplement are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some market data and statistical information are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. This information may prove to be inaccurate because of the method by which we obtain some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties, including those discussed under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” As a result, although we believe these sources are reliable, neither we, the selling stockholder nor the underwriter has independently verified the information and cannot guarantee its accuracy and completeness.

Trademarks, service marks and copyrights

We own or have rights to trademarks, service marks or trade names that we use in connection with the operation of our business, including Coty and the Coty logo. In addition, we have trademark and service mark rights to our names, logos and website names and addresses. Other trademarks, service marks and trade names appearing in this prospectus supplement and the accompanying prospectus, to our knowledge, are the property of their respective owners. We also own or have the rights to copyrights that protect the content of our products. This prospectus supplement and the accompanying prospectus also includes trademarks, tradenames and service marks that are the property of other organizations. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner. Solely for convenience, the trademarks, service marks, trade names and copyrights referred to in this prospectus supplement and the accompanying prospectus are listed without the ©, ® and TM symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

S-v

Prospectus supplement summary

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. As a result, it does not contain all of the information that may be important to you or that you should consider before investing in our securities. You should also read this prospectus supplement and the accompanying prospectus, including “Risk Factors,” and the documents incorporated by reference, which are described under “Incorporation of Certain Information by Reference” in this prospectus supplement.

Coty Inc.

Coty is one of the world’s largest beauty companies, with an iconic portfolio of brands across fragrance, color cosmetics, and skin and body care. Through targeted strategic transactions, Coty has strengthened and diversified its presence across the countries, categories and channels in which it competes, building a strong beauty platform. As Coty transforms, we continue to make progress on our strategic priorities, including stabilizing our consumer beauty brands through leading innovation and improved execution, accelerating our prestige fragrance brands and ongoing expansion into prestige cosmetics, building a comprehensive skincare portfolio leveraging existing brands, enhancing our e-commerce and direct-to-consumer capabilities, expanding our presence in China through prestige products and select consumer beauty brands, and establishing Coty as an industry leader in sustainability.

Corporate information

Our principal executive offices are located at 350 Fifth Avenue, New York, New York 10118 (telephone number: 212-398-7300). Our website address is www.coty.com. Information contained on, or accessible through, our website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement.

The offering

The summary below contains basic information about this offering. It does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus supplement and accompanying prospectus and the information included or incorporated by reference herein and therein before making an investment decision. As used in this section, the terms “us,” “we” and “our” refer to Coty Inc. and not to any of its subsidiaries.

Class A common stock offered by the selling stockholder in this offering	50,000,000 shares.

Class A common stock to be outstanding immediately after this offering(1)	816,065,761 shares.

Class A common stock owned by the selling stockholder immediately after this offering	Following the completion of the offering, KKR Stockholder will own 568,367 shares of our Series B Convertible Preferred Stock, representing, as of August 31, 2021 (assuming full conversion of such Series B Convertible Preferred Stock), approximately 10.9% of our outstanding Class A common stock based on the liquidation preference and accrued dividends such Series B Convertible Preferred Stock as of September 7, 2021.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of Class A common stock being sold in this offering. All of the shares in this offering are being sold by the selling stockholder.

Voting rights	Each holder of our Class A common stock will be entitled to one vote per share on all matters on which our stockholders generally are entitled to vote. See “Description of Capital Stock” in the accompanying prospectus.

Listing	Our Class A common stock is listed on the NYSE.

Ticker symbol	“COTY.”

Risk factors	Investing in our Class A common stock involves significant risks. You should carefully consider all of the information contained, or incorporated by reference, in this prospectus supplement prior to investing in shares of our Class A common stock. In particular, we urge you to carefully consider the information contained in the “Risk Factors” section of this prospectus supplement and in our reports filed with the SEC.

(1)

The number of shares of our Class A common stock to be outstanding immediately after this offering is based on 766,065,761 shares of our Class A common stock outstanding as of August 31, 2021, and excludes approximately 332,339,404 shares of our Class A common stock reserved as of August 31, 2021 for issuance under our equity incentive and employee stock purchase plans.

Summary historical consolidated financial information of Coty Inc.

The following table summarizes certain summary financial data of our company for the periods presented. The summary historical consolidated financial information as of June 30, 2021 and 2020 and for each of the years in the three-year period ended June 30, 2021 has been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus.

This information is only a summary and should be read in conjunction with our management’s discussion and analysis of financial condition and results of operations in our Annual Report on Form 10-K for the fiscal year ended June 30, 2021, which is incorporated by reference into this prospectus supplement and the accompanying prospectus and the historical consolidated financial statements and the notes thereto referred to above. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

	For the year ended June 30,
(dollars in millions, except per share data)	2021	2020(1)	2019
Consolidated Statements of Operations Data
Net revenues	$4,629.9	$4,717.8	$6,287.9

Gross profit	2,768.2	2,726.6	3,789.4
Restructuring costs	63.6	130.2	34.2
Acquisition- and divestiture-related costs	138.8	157.3	—
Gain on divestitures	—	(111.5)	—
Asset impairment charges	—	434.0	3,729.0
Operating loss	(48.6)	(1,236.5)	(3,688.4)
Interest expense, net	235.1	242.7	225.2
Other (income) expense, net	(43.9)	(11.6)	31.8

Loss from continuing operations before income taxes	(239.8)	(1,467.6)	(3,945.4)
Benefit for income taxes on continuing operations	(172.0)	(377.7)	(54.8)

Net loss from continuing operations	(67.8)	(1,089.9)	(3,890.6)

Net (loss) income from discontinued operations	(137.3)	87.2	121.0

Net (loss) income	(205.1)	(1,002.7)	(3,769.6)

Net (loss) income attributable to noncontrolling interests	(16.1)	4.7	2.5
Net income (loss) attributable to redeemable noncontrolling interests	12.3	(0.7)	12.1

Net loss attributable to Coty Inc.	$(201.3)	$(1,006.7)	$(3,784.2)

Basic loss from continuing operations per common share.	(0.22)	(1.45)	(5.20)
Diluted loss from continuing operations per common share.	(0.22)	(1.45)	(5.20)
Consolidated Balance Sheet Data (end of period)
Cash and cash equivalents	$253.5	$308.3
Current assets held for sale	—	4,613.1
Total assets	13,691.4	16,728.8
Current liabilities held for sale	—	956.7
Total debt net of discount	5,476.9	8,147.3
Total Coty Inc. stockholders’ equity	2,860.7	3,004.6
Consolidated Cash Flow Data(2):
Net cash provided by (used in) operating activities	$318.7	$(50.9)	$639.6

Net cash provided by (used in) investing activities	2,441.9	(833.4)	(454.0)

Net cash provided by (used in) financing activities	(2,795.1)	877.3	(160.3)

(1)	Included in fiscal 2020 are the financial impacts of the divestiture of Younique LLC on September 16, 2019, and the King Kylie Transaction on January 6, 2020.
(2)	Consolidated Cash Flows include both continuing operations and discontinued operations through the date of the sale of Wella on November 30, 2020.

Risk factors

Investing in our Class A common stock involves a significant degree of risk and uncertainty. Before investing in our Class A common stock, you should carefully consider the risks and uncertainties described below, in our latest Annual Report on Form 10-K, in addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus as well as any free writing prospectus. Any of such risks, as well as risks that we do not know or currently deem immaterial, could have a material adverse effect on our business, financial condition or results of operations. As a result, the trading price of our Class A common stock could decline, and you could lose some or all of your investment. See “Incorporation of Certain Information by Reference.”

Risks related to this offering and ownership of our Class A common stock

Our stock price has fluctuated in the past and may fluctuate in the future. Accordingly, you may not be able to resell the shares of Class A common stock purchased in this offering at or above the price at which you purchased them.

The trading price of our Class A common stock has fluctuated in the past. The trading price of our Class A common stock could fluctuate significantly in the future and could be negatively affected in response to various factors including:

•	conditions in the broader stock market in general (including the current significant volatility in the financial markets resulting from the ongoing COVID-19 pandemic);

•	our ability to make investments with attractive risk-adjusted returns;

•	market perception of our current and projected financial condition, potential growth, future;

•	earnings and future cash dividends and the potential impact of the COVID-19 pandemic;

•	announcements we make regarding dividends;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	additional offerings of our Class A common stock or equity-linked securities;

•	actions by rating agencies;

•	short sales of our Class A common stock;

•	any decision to pursue a distribution or disposition of a meaningful portion of our assets;

•	issuance of new or changed securities analysts’ reports or recommendations;

•	market perception or media coverage of us, other similar companies or the outlook of the markets and industries in which we compete;

•	major reductions in trading volumes on the exchanges on which we operate;

•	legislative or regulatory developments, including changes in the status of our regulatory approvals or licenses and the evolving government response to the COVID-19 pandemic; and

•

litigation and governmental investigations (including pending tax assessment matters in Brazil for the 2016-2020 tax periods) (See Note 26—Legal and Other Contingencies in our latest Annual Report on Form 10-K for more information regarding our potential tax obligations in Brazil).

These and other factors may cause the market price and demand for our Class A common stock to fluctuate substantially, which may negatively affect the price or liquidity of our Class A common stock.

Future issuances and sales of additional shares of preferred stock or Class A common stock could reduce the market price of our shares of Class A common stock.

Sales of our Class A common stock or other securities in the public or private market, or the perception that these sales may occur, could cause the market price of our Class A common stock to decline. This could also impair our ability to raise additional capital through the sale of our equity securities. Under our certificate of incorporation, we are authorized to issue up to 1,250,000,000 shares of our Class A common stock and 20,000,000 shares of preferred stock, par value $0.01 per share.

In the future we may issue additional securities to raise capital or in connection with acquisitions. We may acquire interests in other companies by using a combination of cash and our Class A common stock or just our Class A common stock. Further, shares of preferred stock may be issued from time to time in one or more series as our Board of Directors may from time to time determine, each such series to be distinctively designated. Additionally, our directors and executive officers, the selling stockholder and Cottage Holdco B.V. (“Cottage”), our largest shareholder, are subject to a 60-day (or 75-day, with respect to the selling stockholder) lock-up period following the date of this prospectus supplement, after the expiration of which a substantial portion of outstanding Class A common stock may be eligible for resale, subject to company-imposed blackout periods. Any such issuances and sales of our preferred stock or Class A common stock could have the effect of depressing the market price for our Class A common stock, and the issuance of any such preferred stock could materially adversely affect the rights of holders of our Class A common stock. Any of these events may dilute your ownership interest in our company and have an adverse impact on the price of our Class A common stock. We cannot predict the size of future issuances of our Class A common stock or other securities or the effect, if any, that future sales and issuances of our Class A common stock and other securities would have on the market price of our Class A common stock.

Our shares of Class A common stock will rank junior to all of our outstanding preferred stock and consolidated liabilities.

In the event of a bankruptcy, liquidation, dissolution or winding up, our assets will be available to pay obligations on the Class A common stock only after all of our consolidated liabilities have been paid. In the event of a bankruptcy, liquidation, dissolution or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay any amounts with respect to the Class A common stock then outstanding. Additionally, in the event of our bankruptcy, liquidation, dissolution or winding up, no distribution of our assets may be made to holders of our Class A common stock until we have paid to holders of our outstanding preferred stock the applicable liquidation preference plus any accumulated and unpaid dividends. We have a significant amount of debt, which amounted to approximately $5.5 billion (net of discount) as of June 30, 2021, with $2.08 billion of availability under our revolving credit facilities and access to up to an additional $1.7 billion of availability (or an unlimited amount so long as our first lien net leverage ratio, as defined therein, is less than or equal to 3.00 to 1.00), subject to certain terms and conditions.

JABC Cosmetics B.V. (“JABC”) and its affiliates, through their ownership of approximately 50.7% of the outstanding shares of our Class A common stock, and KKR Stockholder, through its Series B Convertible Preferred Stock investment, have the ability to effect and/or significantly influence certain decisions requiring stockholder approval, which may be inconsistent with the interests of our other stockholders.

As a result of the completion of the tender offer by Cottage, an affiliate of JABC, in April 2019, JABC, through Cottage, owns approximately 60.6% of the outstanding shares of our Class A common stock. As a result, JABC has the ability to exercise control over certain decisions requiring stockholder approval, including the election of directors, amendments to our certificate of incorporation and approval of significant corporate transactions, such as a merger or other sale of the Company or our assets. In addition, several of the members of our Board of Directors are affiliated with JABC. Accordingly, JABC has significant influence over us and our decisions, including the appointment of management and any other action requiring a vote of our Board of Directors.

As a result of its remaining Series B Convertible Preferred Stock investment after this offering, KKR Stockholder has the right to designate two directors to our Board of Directors and, under the terms of the Series B Convertible Preferred Stock, KKR Stockholder has the right to vote on an as-converted basis. Moreover, assuming full conversion of the Series B Convertible Preferred Stock held by KKR Stockholder following consummation of this offering and no other changes to our capitalization, JABC would remain Coty’s largest shareholder, with approximately 50.7% ownership of shares of Class A common stock, and KKR Stockholder would be the second largest shareholder, with an approximate 10.9% stake as of August 31, 2021. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of us and may negatively affect the market price of our stock.

JABC’s interests and KKR Stockholder’s interests may be different from or conflict with our interests or the interests of our other stockholders. JABC and its affiliates and KKR Stockholder and its affiliates are each in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete indirectly with us. JABC or its affiliates or KKR Stockholder and its affiliates may also pursue acquisition opportunities that are complementary to our business, and, as a result, those acquisition opportunities may not be available to us. Accordingly, the interests of JABC or KKR Stockholder may not always coincide with our interests or the interests of other stockholders, and either JABC or KKR Stockholder may seek to cause us to take courses of action that, in its judgment, could enhance its investment in the Company but which might involve risks to our other stockholders or adversely affect us or our other stockholders.

We are a “controlled company” within the meaning of the NYSE rules and, as a result, are entitled to rely on exemptions from certain corporate governance requirements that are designed to provide protection to stockholders of companies that are not “controlled companies.”

For so long as JABC and its affiliates own more than 50% of the total voting power of our common shares, we are a “controlled company” within the meaning of the NYSE corporate governance standards. As a controlled company, we are exempt under the NYSE standards from the obligation to comply with certain NYSE corporate governance requirements, including the requirements:

•	that a majority of our board of directors consists of independent directors;

•	that we have a nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

As a result of relying on the controlled company exemptions, the procedures for approving significant corporate decisions could be determined by directors who have a direct or indirect interest in such decisions, and our stockholders do not have the same protections afforded to stockholders of other companies that are required to comply with all of the independence rules of the NYSE.

Use of proceeds

We will not receive any of the proceeds from the sale of the shares of Class A common stock being sold in this offering. All of the shares in this offering are being sold by the selling stockholder. See “The Selling Stockholder.” All proceeds from the sale of these shares will be received by the selling stockholder. We will bear all expenses, including certain of the selling stockholder’s expenses.

The selling stockholder

The following table sets forth information with respect to (i) the beneficial ownership of the selling stockholder prior to this offering, (ii) the number of shares of Class A common stock being offered by the selling stockholder hereby and (iii) information with respect to shares of Class A common stock to be beneficially owned by the selling stockholder after completion of this offering. The percentage of beneficial ownership of our Class A common stock prior to this offering is based on 766,065,761 shares of Class A common stock outstanding as of August 31, 2021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to the shares. Except as indicated in the footnote to this table, we believe that the selling stockholder identified in the table below possesses sole voting and investment power over all shares shown as beneficially owned by the selling stockholder.

The information set forth below is based on information provided by or on behalf of the selling stockholder prior to the date hereof.

	Shares of Class A common stock beneficially owned before the completion of the offering			Shares being sold by stockholder in the offering	Shares of Class A common stock beneficially owned after completion of the offering
Name and address of the selling stockholder	Number of shares		Percentage of class	Number of shares	Number of shares	Percentage of class
KKR Rainbow Aggregator L.P.(1)	149,512,654	(1)	16.3%	50,000,000	99,512,654	10.9%

(1)

Represents 853,943 shares of Series B Convertible Preferred Stock and accrued dividends as of September 7, 2021 that are convertible into shares of Class A common stock beneficially owned by KKR Rainbow Aggregator L.P., a Delaware limited partnership. KKR Rainbow Aggregator GP LLC is the general partner of KKR Rainbow Aggregator L.P. KKR European Fund V (USD) SCSp is the sole member of KKR Rainbow Aggregator GP LLC. KKR Associates Europe V SCSp is the general partner of KKR European Fund V (USD) SCSp. KKR Europe V S.a r.l. is the general partner of KKR Associates Europe V SCSp. KKR Europe V Holdings Limited is the sole shareholder of KKR Europe V S.a r.l. KKR Group Partnership L.P. is the sole member of KKR Europe V Holdings Limited. KKR Group Holdings Corp. is the general partner of KKR Group Partnership L.P. KKR & Co. Inc. is the sole shareholder of KKR Group Holdings Corp. KKR Management LLP is the Series I preferred stockholder of KKR & Co. Inc. Messrs. Henry R. Kravis and George R. Roberts are the founding partners of KKR Management LLP. Each of these persons may also be deemed to be the beneficial owner having shared voting and shared investment power over the securities beneficially owned by KKR Rainbow Aggregator L.P. The principal address of these persons, other than Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 30 Hudson Yards, New York, NY 10001 and the principal address of Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Menlo Park, CA 94025.

The selling stockholder is an affiliate of KKR Group and the Company, and the selling stockholder and certain of its affiliates, including KKR Group, have entered into certain agreements with us that provide the selling stockholder with certain rights and privileges, including the right to designate up to two members of our Board of Directors pursuant to the Investment Agreement and registration rights with respect to shares of Series B Convertible Preferred Stock and Class A common stock. See “Description of Capital Stock—Series B Investment Agreement” and “Description of Capital Stock—Series B Registration Rights Agreement” in the accompanying prospectus. In addition, we entered into the Wella Transaction with KKR Group. See “Risk Factors—Risks Related to this Offering and Ownership of Our Class A common stock—JABC Cosmetics B.V. (“JABC”) and its affiliates, through their ownership of approximately 50.7% of the outstanding shares of our Class A common stock, and KKR Stockholder, through its Series B Convertible Preferred Stock investment, have the ability to effect and/or significantly influence certain decisions requiring stockholder approval, which may be inconsistent with the interests of our other stockholders” in this prospectus supplement and the other risk factors contained herein and in the our most recent Annual Report on Form 10-K incorporated by reference into this prospectus supplement for more information regarding the Wella Transaction and our relationship with KKR Group.

Material U.S. federal income tax considerations to non-U.S. holders of our Class A common stock

The following discussion is a summary of material U.S. federal income tax consequences generally applicable to Non-U.S. Holders (as defined herein) of Class A common stock that hold such shares as capital assets for U.S. federal income tax purposes (generally, property held for investment). For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of Class A common stock that is not for U.S. federal income tax purposes an entity or arrangement treated as a partnership or any of the following:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation created in or organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) if a court within the U.S. is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes holds Class A common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Accordingly, partnerships or other pass-through entities that hold Class A common stock and partners or members in these partnerships or other entities should consult their tax advisors regarding the U.S. federal income and other tax consequences of the purchase, ownership and disposition of Class A common stock.

This summary does not address the potential application of the alternative minimum tax, the Medicare tax on net investment income or any other tax considerations applicable to a Non-U.S. Holder’s specific facts and circumstances and does not consider any other U.S. federal tax consequences or the state, local or non-U.S. tax consequences of an investment in Class A common stock. It also does not apply to Non-U.S. Holders subject to special tax treatment under the U.S. federal income tax laws (including, without limitation, a dealer in securities or currencies, a financial institution, an insurance company, a tax-exempt organization, a person holding Class A common stock as part of a hedging, integrated or conversion transaction, a constructive sale, or a straddle, a trader in securities that has elected the mark-to-market method of accounting for the Non-U.S. Holder’s securities, a person who owns (or is deemed to own) 5% or more of our stock, a person that received its Class A common stock as compensation, a controlled foreign corporation, a passive foreign investment company, or a former U.S. citizen). This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations, Internal Revenue Service (“IRS”) rulings and pronouncements and judicial decisions in effect, all of which are subject to change, possibly on a retroactive basis, or differing interpretations.

The discussion included herein is only a summary. Accordingly, we urge you to consult your tax advisor with respect to your U.S. federal, state, local and non-U.S. income and other tax consequences in light of your particular situation with respect to holding and disposing of Class A common stock.

Dividends

If we make distributions on shares of Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a taxable year, as determined under U.S. federal income tax principles, the distribution will first be treated as a tax-free return of capital, causing a reduction in the adjusted tax basis of the shares of Class A common stock, and the balance in excess of adjusted tax basis will be taxed as gain recognized on a sale or exchange. See discussion below under “—Dispositions.”

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” any dividend paid to a Non-U.S. Holder with respect to Class A common stock will generally be subject to U.S. federal withholding tax at a 30% rate (or such lower rate specified by an applicable income tax treaty). Generally, a Non-U.S. Holder must certify as to its status, and to any right to reduced withholding under an applicable income tax treaty, on a properly completed IRS Form W-8BEN or IRS Form W-8BEN-E in order to obtain the benefit of such right. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If, however, the Non-U.S. Holder provides an IRS Form W-8ECI, certifying that the dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the Non-U.S. Holder), the dividend will not be subject to withholding. Instead, such dividend is subject to U.S. federal income tax on a net basis at regular rates applicable to U.S. persons generally and, for corporate Non-U.S. Holders, may also be subject to a 30% “branch profits tax” unless the Non-U.S. Holder qualifies for a lower rate under an applicable U.S. income tax treaty, as adjusted for certain items.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax treaty.

Taxable dispositions

Subject to the discussions below under “—Information Reporting and Backup Withholding” and “—Foreign Account Tax Compliance Act,” a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of any gain on a sale, exchange or other taxable disposition of Class A common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of trade or business in the U.S. and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the U.S.;

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 or more days in the tax year of the disposition and meets certain other conditions; or

•

we are or have been a “U.S. real property holding corporation” (“USRPHC”) under Section 897 of the Code at any time within the five-year period preceding the disposition or the Non-U.S. Holder’s holding period, whichever period is shorter, and our Class A common stock has ceased to be regularly traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs. We do not believe that we currently are a USRPHC, and we do not anticipate becoming a USRPHC in the future.

If you are a Non-U.S. Holder described in the first bullet above, you will be required to pay U.S. federal income tax on a net income basis under regular graduated rates (or such lower rate specified by an applicable income tax treaty) as if you were a U.S. person as defined by the Code, and a corporate Non-U.S. Holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate (or such lower rate specified by an applicable income tax treaty), as adjusted for certain items. If you are an individual Non-U.S. Holder described in the second bullet above, you will be required to pay a flat 30% U.S. federal income tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the disposition, which gain may be offset by U.S.-source capital losses for the year, provided you have timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. Holders should consult their tax advisors regarding any applicable income tax or other treaties that may provide for different rules.

Information reporting and backup withholding

A Non-U.S. Holder will generally be required to comply with certain certification procedures (including providing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI) to establish that it is not a U.S. person in order to avoid backup withholding with respect to dividends or the proceeds of a disposition of Class A common stock. In addition, we are required to annually report to the IRS and the Non-U.S. Holder the amount of any distributions paid to the Non-U.S. Holder, regardless of whether we actually withheld any tax. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of the information returns reporting such distributions and the amount withheld, if any, may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides or is established under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the IRS.

Foreign account tax compliance act

Under the Foreign Account Tax Compliance Act (“FATCA”), withholding at a rate of 30% generally will be required on dividends in respect of, and (subject to the proposed Treasury regulations discussed below) gross proceeds from the sale of, Class A common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the U.S. and an applicable foreign country reports such information to its local tax authority, which will exchange such information with the U.S. authorities, or (iii) otherwise qualifies for an exemption from these rules. An intergovernmental agreement between the U.S. and an applicable foreign country, or other guidance, may modify these requirements. Accordingly, the entity through which Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and (subject to the proposed Treasury regulations discussed below) gross proceeds from the sale of, Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial U.S. owners,” (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we, or the applicable withholding agent, will in turn provide to the Secretary of the Treasury or (iii) otherwise qualifies for an exemption from these rules. We will not pay any additional amounts to holders in respect of any amounts withheld. Holders are encouraged to consult their tax advisors regarding the possible implications of these withholding taxes on their investment in Class A common stock.

Current provisions of the Code and Treasury regulations treat gross proceeds from the sale or other disposition of Class A common stock as subject to FATCA withholding. However, proposed Treasury regulations, if finalized in their present form, eliminate FATCA withholding on gross proceeds entirely. The preamble to these proposed Treasury regulations provides that taxpayers generally may rely on the proposed regulations until final Treasury regulations are issued.

Certain ERISA considerations

The following is a summary of certain considerations associated with the purchase and holding of shares of our Class A common stock by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i), (ii) and (iii) referred to as a “Plan”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.

In considering an investment in our Class A common stock with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan, including, without limitation, as applicable, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving the Covered Plan’s assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction may have to be rescinded. In addition, the fiduciary of the Covered Plan that engages in a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. For example, the acquisition and/or holding of shares of our Class A common stock (including interests therein) by a Covered Plan with respect to which the selling stockholder is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that potentially may apply to the acquisition and holding of shares of our Class A common stock. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions; provided that neither the selling stockholder of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan receives no less, nor pays no more, than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring or holding shares of our Class A common stock in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable. There can be no assurance that any of the above-noted exemptions, or any other exemption, will apply to all otherwise prohibited transactions in connection with an investment in shares of our Class A common stock, or that all of the conditions of the above-described exemptions, or any other exemption will be satisfied.

Because of the foregoing, shares of our Class A common stock (including interests therein) should not be purchased or held by any person investing the assets of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of shares of our Class A common stock (including any interest in shares), each purchaser and subsequent transferee of shares of our Class A common stock (including any interest in shares) will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold shares of our Class A common stock constitutes assets of any Plan or (ii) (a) the acquisition and holding of shares of our Class A common stock by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws, and (b) neither we nor the selling stockholder or any of our or its affiliates is or will be a fiduciary of the Plan with respect to the Plan’s investment in shares of our Class A common stock pursuant to this offering for purposes of Title I of ERISA, Section 4975 of the Code or applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing shares of our Class A common stock on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be necessary, and if so applicable, to the purchase and holding of shares of our Class A common stock.

The sale of shares of our Class A common stock to a Plan is in no respect a representation or recommendation by us or the selling stockholder that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate or advisable for Plans generally or any particular Plan. Purchasers of shares of our Class A common stock have the exclusive responsibility for ensuring that their purchase and holding of shares of our Class A common stock (including any interest therein) complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or any applicable Similar Laws.

Underwriting

We and Morgan Stanley & Co. LLC, as the underwriter, and the selling stockholder have entered into an underwriting agreement with respect to the shares of Class A common stock being offered. Subject to certain conditions, the underwriter has agreed to purchase 50,000,000 shares of Class A common stock from the selling stockholder.

The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares of Class A common stock offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares of Class A common stock offered by this prospectus supplement if any such shares are taken.

The underwriter has agreed to purchase the Shares from the selling stockholder at a price of $                per share, which will result in gross proceeds to the selling stockholder of approximately $                million.

Shares sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all the shares are not sold at the initial public offering price, the underwriter may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriter.

The following table shows the underwriting discounts and commissions to be paid to the underwriter by the selling stockholder.

Per share	$
Total	$

We estimate that the total expenses of this offering payable by Coty, including registration, filing and listing fees, printing fees and legal and accounting fees, will be approximately $500,000. We have also agreed to reimburse the underwriter for certain of their expenses in an amount up to $30,000.

Our Class A common stock are listed on the NYSE under the trading symbol “COTY.”

We and all of our directors and executive officers, the selling stockholder and Cottage have agreed that, without the prior written consent of the underwriter, we and they will not, and will not publicly disclose an intention to, during the period ending 60 days (or 75 days, with respect to the selling stockholder) after the date of this prospectus supplement (the “restricted period”):

•

offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock;

•

enter into any hedging, swap or other agreement or transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of the Class A common stock or any securities convertible into or exercisable or exchangeable for shares of Class A common stock; or

•	make any demand for or exercise any right with respect to the registration of any shares of Class A common stock or security convertible into or exercisable or exchangeable for Class A common stock;

whether any such transaction described above is to be settled by delivery of Class A common stock or such other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph will contain certain customary exceptions, for our directors and executive officers, the selling stockholder and Cottage, subject to certain conditions, including:

•	transfers as a bona fide gift or gifts;

•

transfers pursuant to a will or other testamentary document or applicable laws of descent, or otherwise by way of testate or intestate succession, or to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the lock-up party or the immediate family of the lock-up party;

•	transfers by operation of law;

•

transfers as a distribution to partners, equity holders, members or affiliates or to any of the lock-up party’s affiliates’ directors, officers or employees, or to stockholders of the lock-up party if the lock-up party is a corporation, partnership or limited liability company, or if the lock-up party is a trust, to a trustor or beneficiary of the trust;

•

transfers to the lock-up party’s affiliates, or to any investment fund or other entity that controls or manages, or is controlled or managed by, or is under common control or management with, the lock-up party;

•	transfers to any nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under the five exceptions listed above;

•	transfers to the underwriter in connection with this offering;

•

transfers to us in accordance with the terms of our existing equity incentive plans (a) in exchange for other Coty securities upon a vesting event of our securities, upon the exercise of options or warrants to purchase our securities or upon expiration of our securities, options or warrants or (b) in exchange for cash;

•

(A) transfers to us upon a vesting event of our securities, upon the exercise of options or warrants to purchase our securities or upon expiration of our securities, options or warrants, in each case on a “cashless” or “net exercise” basis or to cover tax withholding obligations of the lock-up party in connection with such vesting, exercise or expiration or (B) pursuant to one or more sales of our Class A common stock, the proceeds of which are used to pay any such tax withholding obligations referenced in clause (A) (including the payment of such proceeds to us in repayment of or reimbursement for any tax withholding obligations we have paid on behalf of the lock-up party);

•

the exercise by the lock-up party of any right with respect to the registration of any of such securities prior to the expiration of the applicable restricted period; provided that the exercise of any such right shall not result in any public announcement regarding the exercise of such registration right, or the public filing of any registration statement in connection therewith prior to the expiration of the applicable restricted period;

•	transfers of such securities acquired in open-market transactions after the completion of this offering;

•	transfers pursuant to an order of a court or regulatory agency; or

•

transfers in response to a bona fide third party tender offer, merger, consolidation or other similar transaction made to or with all holders of such securities or our Class A common stock involving a “change of control” of Coty occurring after the consummation of this offering, that has been approved by our Board of Directors.

In addition, the restrictions described above will also contain certain customary exceptions for Coty, subject to certain conditions, including:

•

the issuance of shares of our Class A common stock or securities convertible into or exercisable for shares of our Class A common stock pursuant to the conversion or exchange of convertible or exchangeable securities or the exercise of warrants or options (including any “net” or “cashless” exercise) or the settlement of restricted stock awards (including any “net” or “cashless” settlement), in each case described in, and outstanding on the date of, this prospectus supplement;

•

the granting of stock options, stock awards, restricted stock, restricted stock units, or other equity awards and the issuance of shares of our Class A common stock or securities convertible into or exercisable or exchangeable for shares of our Class A common stock (whether upon the exercise of stock options or otherwise) to our employees, officers, directors, advisors, or consultants pursuant to the terms of an equity compensation plan in effect as of the closing date of this offering and described in this prospectus supplement;

•

facilitating the establishment of a trading plan on behalf of any of our shareholders, officers or directors of pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our Class A common stock, provided that (1) such plan does not provide for the transfer of shares of our Class A common stock during the applicable restricted period and (2) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of our Class A common stock may be made under such plan during the applicable restricted period;

•

the repurchase of any shares of our Class A common stock pursuant to our existing share repurchase programs, agreements or rights providing for an option to repurchase or a right of first refusal on behalf of Coty pursuant to our repurchase rights or agreements that were in existence on the date hereof and described in this prospectus supplement; and

•

the issuance by us of shares of our Class A common stock or securities convertible into, exchangeable for or that represent the right to receive shares of our Class A common stock in connection with (1) the acquisition us or any of our subsidiaries of the securities, business, technology, property or other assets of another person or entity or pursuant to an employee benefit plan assumed by us in connection with such acquisition, and the issuance of any such securities pursuant to any such agreement, or (2) our joint ventures, commercial relationships and other strategic transactions, provided the aggregate number of shares of our Class A common stock that we may sell or issue or agree to sell or issue pursuant to this exception shall not exceed 5% of the total number of shares of our Class A common stock outstanding immediately following this offering.

The underwriter, in their sole discretion, may release the Class A common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the Class A common stock, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our Class A common stock. Specifically, the underwriter may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position.

A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriter under the option. The underwriter can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriter will consider, among other things, the open market price of shares compared to the price available under the option. The underwriter may also sell shares in excess of the option, creating a naked short position. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of our Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriter may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of our Class A common stock. These activities may raise or maintain the market price of our Class A common stock above independent market levels or prevent or retard a decline in the market price of our Class A common stock. The underwriter is not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholder and the underwriter have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make because of any of those liabilities.

A prospectus supplement in electronic format may be made available on the websites maintained by the underwriter, or selling group members, if any, participating in the offering. The underwriter may agree to allocate a number of shares to selling group members for sale to their respective online brokerage account holders. Internet distributions will be allocated by the underwriter to selling group members that may make Internet distributions on the same basis as other allocations.

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and may actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and/or instruments of the Company or our affiliates. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling restrictions

Notice to Prospective Investors in Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions, and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement, the accompanying previous prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriter is not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to prospective investors in the United Kingdom

The underwriter has represented and agreed that:

(a)

they have only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, (“FSMA”)), received by them in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(b)

they have complied and will comply with all applicable provisions of the FSMA with respect to anything done by them in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.

Notice to prospective investors in the european economic area

In relation to each Member State of the European Economic Area (each, a “Member State”), no securities have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), subject to obtaining the prior consent of the underwriter for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided, that no such offer of shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriter and us that it is a “qualified investor” as defined in the Prospectus Regulation.

In the case of any shares being offered to a financial intermediary as that term is used in Article 5 of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a nondiscretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriter has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Member State means the communication in any form and by means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase shares, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

Notice to prospective investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Notice to prospective investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to prospective investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Notice to prospective investors in Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus supplement has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the Company or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus suppleent will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to prospective investors in the dubai international financial centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (the “DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Where you can find more information

We filed a registration statement on Form S-3 with the SEC with respect to the registration of the Class A common stock offered by this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information about us, the Class A common stock being offering by this prospectus supplement, and related matters, you should review the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus supplement about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance with such requirements, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the website of the SEC referred to above.

Incorporation of certain information by reference

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement. Information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. Any information so updated or superseded will not constitute a part of this prospectus supplement, except as so updated or superseded. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than documents and information furnished and not filed in accordance with SEC rules, unless expressly stated otherwise therein), prior to the termination of the offering under this prospectus supplement:

1.	Our Annual Report on Form 10-K for the year ended June 30, 2021, filed with the SEC on August 26, 2021;

2.

Our Current Reports on Form 8-K filed with the SEC on October 21, 2020, November  6, 2020, December  9, 2020, December  21, 2020 and June 25, 2021, in each case other than information furnished under Item 2.02 or 7.01 of Form 8-K and any related Item 9.01 exhibit;

3.

The portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on September  24, 2020, that are incorporated by reference into Part III of the Company’s Annual Report on Form 10-K for the year ended June 30, 2020; and

4.

The description of our Class  A common stock in our Registration Statement on Form 8-A filed with the SEC on June 13, 2013, including any amendments and reports filed for the purpose of updating such description.

We will provide, without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request copies of such documents if you write or call us at the following address or telephone number: Investor Relations, Coty Inc., 350 Fifth Avenue, New York, New York 10118, (212) 389-7300, or you may visit the investor relations section of our website at http://investors.coty.com for copies of any such documents. Our website and the information contained on, or accessible through, our website are not a part of this prospectus supplement, and you should not rely on any such information in making your decision whether to acquire our Class A common stock.

Validity of common stock

The validity of the securities offered hereby and certain legal matters in connection with this offering will be passed upon for Coty by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for KKR Stockholder by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriter by Latham & Watkins LLP, New York, New York.

Experts

The financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from the Company’s Annual Report on Form 10-K for the year ended June 30, 2021 and the effectiveness of Coty’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.

Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Coty Inc.

Class A Common Stock

Series B Convertible Preferred Stock

This prospectus relates to the offer and sale from time to time of shares of Coty Inc. Class A Common Stock and Series B Convertible Preferred Stock by the selling stockholder identified in this prospectus or in supplements to this prospectus, including (i) 1,000,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share (the “Series B Convertible Preferred Stock”), issued to KKR Rainbow Aggregator L.P., a Delaware limited partnership (the “selling stockholder”) pursuant to the Series B Investment Agreement, dated as of May 11, 2020 (the “Series B Investment Agreement”), by and between the Company and the selling stockholder; and (ii) 160,256,400 shares of Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), consisting of shares of Class A Common Stock issuable upon conversion of the 1,000,000 shares of the originally purchased shares of Series B Convertible Preferred Stock held by the selling stockholder. The selling stockholder may offer and sell shares of our Class A Common Stock and Series B Convertible Preferred Stock in amounts, at prices and on terms that will be determined at the time of the offering. We will not receive any proceeds from the sale of any shares of our Class A Common Stock or Series B Convertible Preferred Stock by the selling stockholder, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions and applicable transfer taxes, in connection with offerings by the selling stockholder.

We are registering the resale of shares of our Class A Common Stock and Series B Convertible Preferred Stock in connection with the exercise by the selling stockholder of its registration rights pursuant to the Registration Rights Agreement described under “Description of Capital Stock,” but the registration of such shares does not necessarily mean that any of such shares will be offered or sold by the selling stockholder pursuant to this prospectus or at all.

This prospectus describes the general manner in which the shares of our Class A Common Stock and Series B Convertible Preferred Stock may be offered and sold by the selling stockholder. Any prospectus supplement may add, update, or change information contained in this prospectus. You should carefully read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference herein or therein, before you invest in our Class A Common Stock or Series B Convertible Preferred Stock.

Our Class A Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “COTY.” The Series B Convertible Preferred Stock is not listed on an exchange and we do not intend to list the Series B Convertible Preferred Stock on any exchange.

Investing in our Class A Common Stock or Series B Convertible Preferred Stock involves risks. See “Risk Factors” on page 2 of this prospectus and the “Risk Factors” section contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein to read about factors you should consider before investing in our Class A Common Stock or Series B Convertible Preferred Stock.

Neither the Securities and Exchange Commission nor any state or other domestic or foreign securities commission or regulatory authority has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 27, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, the selling stockholder may sell our Class A Common Stock or Series B Convertible Preferred Stock from time to time and in one or more offerings.

This prospectus provides you with a general description of the Class A Common Stock and Series B Convertible Preferred Stock that the selling stockholder may offer. Each time the selling stockholder sell shares of our Class A Common Stock or Series B Convertible Preferred Stock using this prospectus, to the extent necessary, we will provide a prospectus supplement that will contain specific information about the terms of that offering, the number of shares being offered, the manner of distribution, the identity of any underwriters or other counterparties and other specific terms related to the offering. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement of which the prospectus forms a part. The registration statement filed with the SEC includes or incorporates by reference exhibits that provide more details about the matters discussed in this prospectus. You should carefully read the entirety of this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information,” before making an investment decision.

In this prospectus, except as otherwise indicated or as the context suggests otherwise, the terms “Coty,” the “Company,” “we,” “us” and “our” refer to Coty Inc., a Delaware corporation, and its subsidiaries. The term “selling stockholder” includes pledgees, donees, assignees, transferees or other successors-in-interest who may later hold the selling stockholder’s interests.

Neither we nor the selling stockholder have authorized anyone to give you any information or to make any representation other than those contained in this prospectus, in any applicable prospectus supplement, in any documents that are incorporated by reference herein or therein or in any other documents to which we refer you. If anyone provides you with different or inconsistent information, you should not rely on it. No selling stockholder is making an offer to sell or seeking an offer to buy shares of our Class A Common Stock or Series B Convertible Preferred Stock in any jurisdiction where an offer or sale is not permitted.

You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, the impact of COVID-19 and potential recovery scenarios, the Company’s comprehensive transformation agenda (the “Transformation Plan”) and the expansion of such plan to further reduce its cost base, strategic planning, targets, segment reporting and outlook for future reporting periods (including the extent and timing of revenue, expense and profit trends and changes in operating cash flows and cash flows from operating activities and investing activities), the sale of the Professional and Retail Hair business, including the Wella, Clairol, OPI and ghd brands (the “Wella Business”) and the investment by Rainbow UK Bidco Limited (“KKR Bidco”) an affiliate of funds and/or separately managed accounts advised and/or managed by Kohlberg Kravis Roberts & Co. L.P. and its affiliates (collectively, “KKR”) in connection with the standalone business (the “Wella Transaction”), including timing of the Wella Transaction and the use of proceeds from the Wella Transaction, the Company’s future operations and strategy, ongoing and future cost efficiency and restructuring initiatives and programs, strategic transactions (including their expected timing and impact), the Company’s capital allocation strategy and payment of dividends (including suspension of dividend payments and the duration thereof), investments, licenses and portfolio changes, synergies, savings, performance, cost, timing and integration of acquisitions, including the King Kylie Transaction and the announced pending transaction with Kim Kardashian West, future cash flows, liquidity and borrowing capacity, timing and size of cash outflows and debt deleveraging, the availability of local government funding or reimbursement programs in connection with COVID-19 (including expected timing and amounts), the timing and extent of any future impairments, and synergies, savings, impact, cost, timing and implementation of the Company’s Transformation Plan, including operational and organizational structure changes, operational execution and simplification initiatives, fixed cost reductions, supply chain changes, e-commerce and digital initiatives, and the priorities of senior management. These forward-looking statements are generally identified by words or phrases, such as “anticipate,” “are going to,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “should,” “outlook,” “continue,” “temporary,” “target,” “aim,” “potential,” “goal” and similar words or phrases. These statements are based on certain assumptions and estimates that the Company considers reasonable, but are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, which could cause actual events or results (including our financial condition, results of operations, cash flows and prospects) to differ materially from such statements, including risks and uncertainties relating to:

•

the impact of COVID-19 (or future similar events), including demand for the Company’s products, illness, quarantines, government actions, facility closures, store closures or other restrictions in connection with the COVID-19 pandemic, and the extent and duration thereof, related impact on the Company’s ability to meet customer needs and on the ability of third parties on which the Company relies, including its suppliers, customers, contract manufacturers, distributors, contractors, commercial banks, joint-venture partners, to meet their obligations to the Company, in particular collections from customers, the extent that government funding and reimbursement programs in connection with COVID-19 are available to the Company, and the ability to successfully implement measures to respond to such impacts;

•

the Company’s ability to successfully implement its multi-year Transformation Plan, including its management realignment, reporting structure changes, operational and organizational changes, and the initiatives to further reduce its cost base, and to develop and achieve its global business strategies (including mix management, select price increases, more disciplined promotions, and foregoing low value sales), compete effectively in the beauty industry and achieve the benefits contemplated by its strategic initiatives (including revenue growth, cost control, gross margin growth and debt deleveraging) within the expected time frame or at all;

•	the timing, costs and impacts of the Wella Transaction or other divestitures, and the amount and use of proceeds from any such transactions;

•	the Company’s ability to successfully implement the separation of the Wella Business;

•

the Company’s ability to anticipate, gauge and respond to market trends and consumer preferences, which may change rapidly, and the market acceptance of new products, including new products related to Kylie Jenner’s existing beauty business, any relaunched or rebranded products and the anticipated costs and discounting associated with such relaunches and rebrands, and consumer receptiveness to the Company’s current and future marketing philosophy and consumer engagement activities (including digital marketing and media);

•

the Company’s use of estimates and assumptions in preparing its financial statements, including with regard to revenue recognition, income taxes (including the expected timing and amount of the release of any tax valuation allowance), the assessment of goodwill, other intangible and long-lived assets for impairments, the market value of inventory, and the fair value of acquired assets and liabilities associated with acquisitions;

•	the impact of any future impairments;

•

managerial, transformational, operational, regulatory, legal and financial risks, including diversion of management attention to and management of cash flows, expenses and costs associated with the Company’s response to COVID-19, the Transformation Plan, the Wella Transaction and related transition services, the integration of the King Kylie Transaction, and future strategic initiatives, and, in particular, the Company’s ability to manage and execute many initiatives simultaneously including any resulting complexity, employee attrition or diversion of resources;

•

future divestitures and the impact thereof on, and future acquisitions (including the pending transaction with Kim Kardashian West), new licenses and joint ventures and the integration thereof with, our business, operations, systems, financial data and culture and the ability to realize synergies, avoid future supply chain and other business disruptions, reduce costs (including through the Company’s cash efficiency initiatives), avoid liabilities and realize potential efficiencies and benefits (including through the Company’s restructuring initiatives) at the levels and at the costs and within the time frames contemplated or at all;

•

increased competition, consolidation among retailers, shifts in consumers’ preferred distribution and marketing channels (including to digital and prestige channels), distribution and shelf-space resets or reductions, compression of go-to-market cycles, changes in product and marketing requirements by retailers, reductions in retailer inventory levels and order lead-times or changes in purchasing patterns, impact from COVID-19 on retail revenues, and other changes in the retail, e-commerce and wholesale environment in which the Company does business and sell its products and the Company’s ability to respond to such changes;

•

the Company’s and its joint ventures’, business partners’ and licensors’ abilities to obtain, maintain and protect the intellectual property used in the Company’s and their respective businesses, protect the Company and such business partners’ respective reputations (including those of the Company and its’ executives or influencers) and public goodwill, and defend claims by third parties for infringement of intellectual property rights;

•

any change to the Company’s capital allocation and/or cash management priorities, including any change in its dividend policy or, if our Board (as defined below) declares dividends, our stock dividend reinvestment program;

•

any unanticipated problems, liabilities or integration or other challenges associated with a past or future acquired business, joint ventures or strategic partnerships which could result in increased risk or new, unanticipated or unknown liabilities, including with respect to environmental, competition and other regulatory, compliance or legal matters;

•	the Company’s international operations and joint ventures, including enforceability and effectiveness of the Company’s joint venture agreements and reputational, compliance, regulatory, economic and foreign political risks, including difficulties and costs associated with maintaining compliance with a broad variety of complex local and international regulations;

•	the Company’s dependence on certain licenses (especially in the fragrance category) and its ability to renew expiring licenses on favorable terms or at all;

•

the Company’s dependence on entities performing outsourced functions, including outsourcing of distribution functions, and third-party manufacturers, logistics and supply chain suppliers, and other suppliers, including third-party software providers;

•	administrative, product development and other difficulties in meeting the expected timing of market expansions, product launches and marketing efforts;

•

global political and/or economic uncertainties, disruptions or major regulatory or policy changes, and/or the enforcement thereof that affect the Company’s business, financial performance, operations or products, including the impact of Brexit (and business or market disruption arising from a “hard Brexit”), the current U.S. administration and upcoming election, changes in the U.S. tax code, and recent changes and future changes in tariffs, retaliatory or trade protection measures, trade policies and other international trade regulations in the U.S., the European Union and Asia and in other regions where the Company operates;

•	currency exchange rate volatility and currency devaluation;

•

the number, type, outcomes (by judgment, order or settlement) and costs of current or future legal, compliance, tax, regulatory or administrative proceedings, investigations and/or litigation, including litigation relating to the tender offer by Cottage Holdco B.V. and product liability cases (including asbestos);

•	the Company’s ability to manage seasonal factors and other variability and to anticipate future business trends and needs;

•

disruptions in operations, sales and in other areas, including due to disruptions in the Company’s supply chain, restructurings and other business alignment activities, the Wella Transaction and related carve-out and transition activities, manufacturing or information technology systems, labor disputes, extreme weather and natural disasters, impact from COVID-19 or similar global public health events and the impact of such disruptions on the Company’s ability to generate profits, stabilize or grow revenues or cash flows, comply with its contractual obligations and accurately forecast demand and supply needs and/or future results;

•

restrictions imposed on the Company through its license agreements, credit facilities and senior unsecured bonds or other material contracts, the Company’s ability to generate cash flow to repay, refinance or recapitalize debt and otherwise comply with its debt instruments, and changes in the manner in which the Company finances its debt and future capital needs;

•

increasing dependency on information technology, including as a result of remote working in response to COVID-19, and the Company’s ability to protect against service interruptions, data corruption, cyber-based attacks or network security breaches, costs and timing of implementation and effectiveness of any upgrades or other changes to information technology systems, and the cost of compliance or the Company’s failure to comply with any privacy or data security laws (including the European Union General Data Protection Regulation, the California Consumer Privacy Act and the Brazil General Data Protection Law) or to protect against theft of customer, employee and corporate sensitive information;

•	the Company’s ability to attract and retain key personnel and the impact of senior management transitions and organizational structure changes;

•	the distribution and sale by third parties of counterfeit and/or gray market versions of the Company’s products;

v

•	the impact of the Transformation Plan as well as the Wella Transaction on the Company’s relationships with key customers and suppliers and certain material contracts;

•	the Company’s relationship with Cottage Holdco B.V., as its majority stockholder, and its affiliates, and any related conflicts of interest or litigation;

•

the Company’s relationship with KKR whose affiliates, the selling stockholder and KKR Bidco are respectively a significant stockholder in Coty and an investor in the Wella Business and any related conflicts of interest or litigation;

•	future sales of a significant number of shares by the Company’s majority stockholder or the perception that such sales could occur; and

•	other factors described elsewhere in this document and in documents that the Company files with the SEC from time to time.

When used in this Registration Statement, the term “includes” and “including” means, unless the context otherwise indicates, including without limitation. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and periodic reports the Company has filed and may file with the SEC from time to time.

All forward-looking statements made in this prospectus and the documents incorporated by reference herein are qualified by these cautionary statements. These forward-looking statements are made only as of the date of this document, and the Company does not undertake any obligation, other than as may be required by applicable law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

COTY INC.

We are one of the world’s largest beauty companies with a rich entrepreneurial heritage and an iconic portfolio of brands. Founded in 1904, we have grown into a multi-segment beauty company that manufactures, markets, sells and distributes branded beauty products, including fragrances, color cosmetics, hair care products and skin & body related products throughout the world. Through our regional commercial business units – Americas, EMEA and Asia Pacific – our businesses primarily focus on prestige fragrances, prestige skin care and prestige cosmetics, mass color cosmetics, mass fragrance, mass skin care and body care. We are in the process of divesting our professional and retail hair business, which is primarily focused on hair and nail care products for professionals and retail hair coloring and styling products.

Coty Inc. was incorporated in Delaware in January 1995. Our principal executive offices are located at 350 Fifth Avenue, New York, New York 10118 and our telephone number at that address is (212) 389-7300. Our corporate website is www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

RISK FACTORS

Investing in our Class A Common Stock or Series B Convertible Preferred Stock involves risks. Before making an investment decision, you should carefully read and consider the information set forth under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and periodic reports we have filed and may file with the SEC from time to time, as well as the other information contained or incorporated by reference in this prospectus or in any applicable prospectus supplement. See “Where You Can Find More Information” elsewhere in this prospectus. Our business and financial results may also be adversely affected by risks and uncertainties not presently known to us or that we currently believe to be immaterial. If any of those risks or uncertainties should occur or other risks arise or develop, our business, prospects, financial condition, results of operations and cash flows, as well as the trading price of our Class A Common Stock, may be materially and adversely affected, causing you to lose all or part of the money you paid to buy our Class A Common Stock or Series B Convertible Preferred Stock.

Risks Related to the Series B Convertible Preferred Stock

An active trading market for the Series B Convertible Preferred Stock does not exist and may not develop.

The Series B Convertible Preferred Stock has no established trading market and is not listed on any securities exchange. Since the Series B Convertible Preferred Stock has no stated maturity date, investors seeking liquidity will be limited to selling their shares in the secondary market. We cannot assure you that an active trading market in the Series B Convertible Preferred Stock will develop and, even if it develops, we cannot assure you that it will last. In either case, the trading price of the Series B Convertible Preferred Stock could be adversely affected and holders’ ability to transfer shares of Series B Convertible Preferred Stock will be limited.

The market price of the Series B Convertible Preferred Stock will be directly affected by the market price of our Class A Common Stock, which may be volatile.

To the extent that a secondary market for the Series B Convertible Preferred Stock develops, we believe that the market price of the Series B Convertible Preferred Stock will be significantly affected by the market price of our Class A Common Stock. The trading price of our Class A Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, including the risk factors described in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and other factors which are beyond our control. See “Risks Related to the Class A Common Stock – Sales of shares of our Class A Common Stock by the selling stockholder or by JABC Cosmetics B.V. (“JABC”), our controlling stockholder, may cause our stock price to decline.”

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition.

We cannot predict how shares of our Class A Common Stock will trade in the future, but fluctuations that may adversely affect the market prices of our Class A Common Stock, may, in turn, adversely affect the price of Series B Convertible Preferred Stock. This may result in greater volatility in the market price of the Series B Convertible Preferred Stock than would be expected for nonconvertible preferred stock. In addition, we expect that the market price of the Series B Convertible Preferred Stock will be influenced by yield and interest rates in the capital markets and our perceived creditworthiness.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our Class A Common Stock or the Series B Convertible Preferred Stock and may negatively impact the holders’ investment.

Except in certain circumstances, we are not restricted from issuing additional shares of Class A Common Stock of other preferred stock including any securities that are convertible into or exchangeable for, or that represent the right to receive, such securities or any substantially similar securities. The market price of our Class A Common Stock or Series B Convertible Preferred Stock could decline as a result of sales of a large number of shares of Class A Common Stock additional preferred stock or similar securities in the market or the perception that such sales could occur. For example, if we issue additional preferred stock in the future that has a preference over our Class A Common Stock with respect to the payment of dividends or upon our liquidation, dissolution or winding-up, or if we issue additional preferred stock with voting rights that dilute the voting power of our Class A Common Stock, the rights of holders of our Class A Common Stock or the market price of our Class A Common Stock could be adversely affected.

In addition, each share of Series B Convertible Preferred Stock will initially be convertible at the option of the holder thereof into shares of our Class A Common Stock. The conversion of some or all of the Series B Convertible Preferred Stock will dilute the ownership interest of our existing Class A Common Stockholders. Any sales in the public market of our Class A Common Stock issuable upon such conversions could adversely affect prevailing market prices of the outstanding shares of our Class A Common Stock and Series B Convertible Preferred Stock. In addition, the existence of our Series B Convertible Preferred Stock may encourage short selling or arbitrage trading activity by market participants because the conversion of our Series B Convertible Preferred Stock could depress the price of our equity securities. As noted above, a decline in the market price of the Class A Common Stock may negatively impact the market price for the Series B Convertible Preferred Stock.

The Series B Convertible Preferred Stock has not been rated.

The Series B Convertible Preferred Stock has not been rated by any nationally recognized statistical rating organization. This may affect the market price of the Series B Convertible Preferred Stock.

The Series B Convertible Preferred Stock may only be redeemed at the option of the holder in limited circumstances.

The shares of Series B Convertible Preferred Stock, unlike indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. As a result, holders of the Series B Convertible Preferred Stock may be required to bear the financial risks of an investment in the Series B Convertible Preferred Stock for an extended period of time.

We have the right, but not the obligation, to redeem shares of Series B Convertible Preferred Stock in limited circumstances.

We are entitled, but not required, to redeem all or a portion of the shares of Series B Convertible Preferred Stock following the fifth year anniversary of the original issue date. See “Description of Series B Convertible Preferred Stock—Redemption.” Therefore, holders should not expect that they have a right to perpetual payment of dividends and should be aware that a proposed redemption of the Series B Convertible Preferred Stock may make it difficult or impossible to sell shares of Series B Convertible Preferred Stock for a higher price, even if the market price for such shares had previously been higher.

Terms of our debt agreements and Delaware law may restrict us from making cash payments with respect to the Series B Convertible Preferred Stock.

Quarterly dividends and cash payments upon conversion, redemption or repurchase of the Series B Convertible Preferred Stock will be paid only if payment of such amounts is not prohibited by debt agreements and assets are legally available under the DGCL to pay such amounts. Quarterly dividends will be paid only if such dividends are declared by our Board. Our Board is not obligated or required to declare quarterly dividends even if we have funds available for such purposes.

Any debt agreements that we enter into in the future may limit our ability to pay cash dividends on our capital stock, including the Series B Convertible Preferred Stock, and our ability to make any cash payment upon conversion, redemption or repurchase of the Series B Convertible Preferred Stock.

Under applicable Delaware law, a Delaware corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its liabilities as the liabilities become due in the usual course of business, or generally if the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the stockholders whose preferential rights are superior to those receiving the distribution.

The conversion rate of the Series B Convertible Preferred Stock may not be adjusted for all dilutive events that may adversely affect the market price of the Series B Convertible Preferred Stock or the Class A Common Stock issuable upon conversion of the Series B Convertible Preferred Stock.

The number of shares of our Class A Common Stock that holders are entitled to receive upon conversion of a share of Series B Convertible Preferred Stock is subject to adjustment for certain events, including subdivisions, splits, and combinations of the Class A Common Stock and certain other actions by us that modify our capital structure. See “Description of Series B Convertible Preferred Stock—Conversion.” We will not adjust the conversion rate for other events, including the issuance of securities at a conversion price lower than the conversion price of the Series B Convertible Preferred Stock then in effect. There can be no assurance that an event that adversely affects the value of the Series B Convertible Preferred Stock, but does not result in an adjustment to the conversion rate, will not occur. Further, if any of these other events adversely affects the market price of our Class A Common Stock, it may also adversely affect the market price of the Series B Convertible Preferred Stock. In addition, other than in certain instances, we are not restricted from offering Class A Common Stock in the future or engaging in other transactions that may dilute our Class A Common Stock.

Holders may have to pay taxes if we adjust the conversion rate of the Series B Convertible Preferred Stock in certain circumstances, even though holders would not receive any cash.

Upon certain adjustments to (or certain failures to make adjustments to) the conversion rate of the Series B Convertible Preferred Stock, holders may be deemed to have received a distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with such adjustment to (or failure to adjust) the conversion rate. If you are a non-U.S. holder (as defined in “Material United States Federal Income Tax Considerations—Non-U.S. Holders”) of the Series B Convertible Preferred Stock, any deemed dividend may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Please consult your tax advisor and read “Material United States Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of an adjustment to the conversion rate of the Series B Convertible Preferred Stock.

Accrued Dividends with respect to the Series B Convertible Preferred Stock may be treated as taxable dividends even though holders would not receive any cash.

Dividends on the Series B Convertible Preferred Stock may be accrued rather than paid at the Company’s sole discretion. While Accrued Dividends will be taken into account in any future liquidation, redemption or conversion event, Accrued Dividends will not formally be added to the Liquidation Preference or redemption amounts of the Series B Convertible Preferred Stock under the terms of such stock.

The tax treatment of dividends accrued on the Series B Convertible Preferred Stock is a matter of uncertainty and may depend, in part, on whether the Series B Convertible Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the applicable Treasury Regulations. The Company takes the position that the Series B Convertible Preferred Stock will be treated as participating in corporate growth to a significant extent. This position, however, is not free from doubt and there can be no assurance that the Internal Revenue Service (the “IRS”) will not take the position that the Series B Convertible Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In the event the Series B Convertible Preferred Stock is treated as not participating in corporate growth to any significant extent, the unpaid Accrued Dividends may be treated as “redemption premium.” This redemption premium may be treated as a taxable deemed distribution under Sections 305(b) and 305(c) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), if the redemption premium is in excess of a statutory de minimis amount. Such taxable deemed distributions generally are required to be taken into account under timing principles similar to those governing the inclusion of accrued original issue discount under Section 1272(a) of the Code. Under such circumstances, holders may have taxable income for U.S. federal income tax purposes, even though they would not receive any cash or property in connection with the increase in Accrued Dividends.

Section 305(c) of the Code and the Treasury Regulations promulgated thereunder also contemplate other circumstances in which a taxable deemed distribution may be treated as having occurred. Section 305(c) of the Code and the applicable Treasury Regulations do not clearly address whether accrued dividends will be treated as redemption premium or otherwise might give rise to a deemed distribution under the Code. The Company takes the position that the accrual of dividends on the Series B Convertible Preferred Stock will not be includible in the holder’s taxable income as disguised redemption premium or otherwise until such dividends are authorized by the Board, or any duly authorized committee thereof, and declared by the Company and paid in cash. Further, the Company has agreed in the Series B Investment Agreement that it will not treat such accruals as includible in the holder’s income until such dividends are declared and paid in cash. If the IRS were to take a contrary position and treat an increase in the amount of Accrued Dividends as a current distribution, then holders may have taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with the increase in Accrued Dividends.

Please consult your tax advisor and read “Material United States Federal Income Tax Considerations” regarding the U.S. federal income tax consequences of the accrual of dividends on the Series B Convertible Preferred Stock.

We may not have sufficient earnings and profits in order for dividends on the Series B Convertible Preferred Stock to be treated as dividends for U.S. federal income tax purposes.

Cash dividends and other transactions treated as distributions under Sections 305(b) or 305(c) of the Code payable by us on the Series B Convertible Preferred Stock may exceed our current and accumulated earnings and profits, as calculated for U.S. federal income tax purposes. If that occurs, it will result in the amount of the dividends that exceed such earnings and profits being treated for U.S. federal income tax purposes first as a return of capital to the extent of the holder’s adjusted tax basis in the Series B Convertible Preferred Stock, and the excess, if any, over such adjusted tax basis as capital gain. Such treatment will generally be unfavorable for corporate holders and may also be unfavorable for certain other holders.

Risks Related to the Class A Common Stock

Sales of shares of our Class A Common Stock by JABC, our controlling stockholder, may cause our stock price to decline.

As of August 26, 2020, we had 765,081,806 shares of Class A Common Stock outstanding. Sales of substantial amounts of our shares of Class A Common Stock in the public market by the selling stockholder or JABC, our controlling stockholder, or the perception that those sales may occur, could cause the market price of shares of our Class A Common Stock to decline and impair our ability to raise capital through the sale of additional shares of our Class A Common Stock.

Our Class A Common Stock is subject to price volatility unrelated to our operations.

The trading price of our Class A Common Stock may be highly volatile and could be subject to wide fluctuations in response to various factors, including the risk factors described in the section entitled “Risk Factors” contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and other factors which are beyond our control. These factors include:

•	our operating performance and the operating performance of similar companies;

•	the overall performance of the equity markets;

•	announcements by us or our competitors of acquisitions, business plans, or commercial relationships;

•	threatened or actual litigation;

•	changes in laws or regulations relating to our business;

•	any major changes in our Board (as defined herein) or management;

•	the significant ownership position controlled by a limited number of stockholders, including JABC, as our controlling stockholder;

•	publication of research reports or news stories about us, our competitors or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	large volumes of sales of our shares of Class A Common Stock by existing stockholders, including JABC; and

•	general political and economic conditions (including the magnitudes and duration of the on-going COVID-19 pandemic (or similar future events)).

In addition, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Securities class action litigation has often been instituted against companies following periods of volatility in the overall market and in the market price of a company’s securities. This litigation, if instituted against us, could result in substantial costs, divert our management’s attention and resources, and harm our business, operating results, and financial condition.

None of the proceeds from the sale of shares of our Common Stock by the selling stockholder in this offering will be available to us to fund our operations.

We will not receive any proceeds from the sale of shares of our Common Stock by the selling stockholder in this offering. The selling stockholder will receive all proceeds from the sale of such shares. Consequently, none of the proceeds from such sale by the selling stockholder will be available to us to fund our operations, capital expenditures, compensation plans or acquisition opportunities. See “Use of Proceeds.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of any shares of our Class A Common Stock or our Series B Convertible Preferred Stock by the selling stockholder, but we have agreed to pay certain registration expenses, other than underwriting discounts and commissions and applicable transfer taxes, in connection with offerings by the selling stockholder.

SELLING STOCKHOLDER

On May 26, 2020 and July 31, 2020, we issued an aggregate of 1,000,000 shares of Series B Convertible Preferred Stock in a private offering to the selling stockholder. Each holder of the Series B Convertible Preferred Stock (a “Holder”) has the right, at such holder’s option, subject to certain conversion procedures, to convert each share of such Holder’s Series B Convertible Preferred Stock at any time into (i) the number of shares of Class A Common Stock equal to the quotient of (A) the sum of the Liquidation Preference and the Accrued Dividends (each as defined in the Certificate of Designations, filed with the Secretary of State of the State of Delaware on May 26, 2020, designating the Series B Convertible Preferred Stock (the “Certificate of Designations”)) with respect to such share of Series B Convertible Preferred Stock as of the applicable conversion date divided by (B) the conversion price as of the applicable conversion date, with a conversion price initially equal to $6.24 per share of Series B Convertible Preferred Stock, plus (ii) cash in lieu of fractional shares. We are registering the securities offered by this prospectus on behalf of the selling stockholder pursuant to the Registration Rights Agreement dated as of May 26, 2020 (the “Registration Rights Agreement”).

The selling stockholder may from time to time offer and sell pursuant to this prospectus any or all of the shares of Series B Convertible Preferred Stock listed below that have been issued to them, and any or all of the shares of Class A Common Stock issuable upon conversion of such shares of Series B Convertible Preferred Stock.

The table below sets forth the name of the selling stockholder, the number of shares of Series B Convertible Preferred Stock that are beneficially owned by such selling stockholder, the number of shares of Series B Convertible Preferred Stock that may be offered pursuant to this prospectus, the number of shares of our Class A Common Stock that may be beneficially owned by such stockholders on the date of this prospectus, the number of shares of Class A Common Stock that may be offered pursuant to this prospectus as well as the number of shares of the Series B Convertible Preferred Stock and Class A Common Stock that will be held by the selling stockholder after the offering, assuming all of the offered shares are sold. In the table below, the number of shares of Class A Common Stock that may be offered pursuant to this prospectus is calculated based on an assumed conversion as of the date of this prospectus, at a liquidation preference per share of Series B Convertible Preferred Stock of $1,000.00, and a conversion price of $6.24 per share of Series B Convertible Preferred Stock. The number of shares of Class A Common Stock into which the Series B Convertible Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of Class A Common Stock issuable upon conversion of the Series B Convertible Preferred Stock and beneficially owned and offered by the selling stockholder pursuant to this prospectus may increase or decrease from that set forth in the below table. The percentage of shares of Class A Common Stock owned before and after the offering is based on (i) 765,081,806 shares of Class A Common Stock outstanding as of August 26, 2020 and (ii) the assumed conversion as of the date of this prospectus of all shares of Series B Convertible Preferred Stock into 160,256,400 shares of Class A Common Stock. Unless otherwise indicated in the footnotes to this table, we believe that the selling stockholder named in this table has sole voting and investment power with respect to the shares of Series B Convertible Preferred Stock and Class A Common Stock indicated as beneficially owned.

The information set forth below is based on information provided by or on behalf of the selling stockholder prior to the date hereof. Information concerning the selling stockholder may change from time to time. The selling stockholder may from time to time offer and sell any or all of the securities under this prospectus. Because the selling stockholder is not obligated to sell the offered securities, we cannot state with certainty the amount of our securities that the selling stockholder will hold upon consummation of any such sales. In addition, since the date on which the selling stockholder provided this information to us, such selling stockholder may have sold, transferred or otherwise disposed of all or a portion of the offered securities. We are registering the shares to permit the selling stockholder to resell the shares when such stockholder deems appropriate, subject to the restrictions on transfer set forth under “Plan of Distribution.”

	Class A Common Stock					Series B Convertible Preferred Stock
	Shares of Class A Common Stock Beneficially Owned Before Offering		Number of Shares of Class A Common Stock Registered Hereby	Shares of Class A Common Stock Beneficially Owned After Offering (1)		Shares of Series B Convertible Preferred Stock Owned Before Offering		Number of Shares of Series B Convertible Preferred Stock Registered Hereby	Shares of Series B Convertible Preferred Stock Owned After Offering (1)
Selling Stockholder	Number	%		Number	%	Number	%		Number	%
KKR Rainbow Aggregator L.P.(2)	160,256,400	21	160,256,400	0	0	1,000,000	100%	1,000,000	0	0

(1)

The selling stockholder has not informed us, and we do not know, when or in what amounts the selling stockholder may offer for sale the shares of Class A Common Stock pursuant to this offering. The selling stockholder may choose not to sell any of the shares offered by this prospectus. Because the selling stockholder may offer all, some or none of the shares of Series B Convertible Preferred Stock and Class A Common Stock that they own pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any such shares, we cannot provide any information or estimates as to the number of shares of our Series B Convertible Preferred Stock or Class A Common Stock that the selling stockholder will hold after completion of this offering. For purposes of this table, we have assumed that the selling stockholder will have sold all of the shares of Series B Convertible Preferred Stock and Class A Common Stock issuable upon conversion of the Series B Convertible Preferred Stock covered by this prospectus upon the completion of this offering.

(2)

Represents securities held by KKR Rainbow Aggregator L.P. KKR Rainbow Aggregator GP LLC, as the general partner of KKR Rainbow Aggregator L.P., KKR European Fund V (USD) SCSp, as the sole member of KKR Rainbow Aggregator GP LLC, KKR Associates Europe V SCSp, as the general partner of KKR European Fund V (USD) SCSp, KKR Europe V S.a r.l., as the general partner of KKR Associates Europe V SCSp, KKR Europe V Holdings Limited, as the sole shareholder of KKR Europe V S.a r.l., KKR Group Partnership L.P., as the sole member of KKR Europe V Holdings Limited, KKR Group Holdings Corp., as the general partner of KKR Group Partnership L.P., KKR & Co. Inc., as the sole shareholder of KKR Group Holdings Corp., KKR Management LLP, as the Series I preferred stockholder of KKR & Co. Inc., and Messrs. Henry R. Kravis and George R. Roberts, as the founding partners of KKR Management LLP may be deemed to be the beneficial owners having shared voting and investment power with respect to the securities described in this footnote. The principal business address of each of the entities and persons identified in this paragraph, except Mr. Roberts, is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The principal business address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.

The selling stockholder is an affiliate of KKR and the Company, and the selling stockholder and certain of its affiliates, including KKR, have entered into certain agreements with us that provide the selling stockholder with certain rights and privileges, including the right to designate up to two members of our Board and registration rights with respect to shares of Series B Convertible Preferred Stock and Class A Common Stock. See “Description of Capital Stock—Series B Investment Agreement” and “Description of Capital Stock—Series B Registration Rights Agreement.” In addition, we entered into the Wella Transaction with KKR, an affiliate of the selling stockholder. See “Business—Overview” and “Risk Factors—JABC Cosmetics B.V. (“JABC”) and its affiliates, through their ownership of approximately 50% of the fully diluted shares of our Class A Common Stock, and KKR, through its Convertible Series B Preferred Stock investment, have the ability to significantly influence and/or effect certain decisions requiring stockholder approval, which may be inconsistent with the interests of our other stockholders” in the our most recent Annual Report on Form 10-K incorporated by reference herein for more information regarding the Wella Transaction and our relationship with KKR.

The selling stockholder identified itself as an affiliate of a broker-dealer. The selling stockholder has represented to us that (a) the shares of Series B Convertible Preferred Stock and Class A Common Stock being offered by the selling stockholder were purchased by the selling stockholder in the ordinary course of business, and (b) at the time of such purchase, the selling stockholder had no arrangements or understandings, directly or indirectly, with any person to distribute such shares of Series B Convertible Preferred Stock and Class A Common Stock. Accordingly, the selling stockholder is not deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.

Information about other selling stockholders, if any, will be set forth in a prospectus supplement, in a post-effective amendment to the registration statement of which this prospectus forms a part, or in filings we make with the SEC under the Exchange Act, that are incorporated by reference herein.

DESCRIPTION OF CAPITAL STOCK

The rights of our stockholders are governed by Delaware General Corporation Law (“DGCL”), our amended and restated certificate of incorporation, as amended (our “Certificate of Incorporation”), and our amended and restated bylaws (our “Bylaws”). For information on how to obtain a copy of our Certificate of Incorporation and Bylaws, see the information described below under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

The following is a summary of the material terms and provisions of our capital stock and is qualified in its entirety by reference to our Certificate of Incorporation and the amendment thereto and our Bylaws, which are incorporated by reference herein, and to the applicable provisions of the DGCL. This summary does not purport to be complete and may not contain all the information that is important to you.

Authorized Capital Stock

Under our Certificate of Incorporation, our authorized capital stock consists of 1,250,000,000 shares of Class A Common Stock, par value $0.01 per share, and 20,000,000 shares of Preferred Stock, par value $0.01 per share. As of August 26, 2020, there were 765,081,806 shares of Class A Common Stock outstanding, 1,495,074 shares of Series A Preferred Stock outstanding and 1,000,000 shares of Series B Convertible Preferred Stock outstanding.

Class A Common Stock

Dividend Rights

Holders of our Class A Common Stock are entitled to receive dividends, as and when declared by our board of directors (the “Board”), out of our legally available assets, in cash, property, shares of our Class A Common Stock or other securities, after payments of dividends required to be paid on outstanding Preferred Stock, if any.

Voting Rights

Holders of our Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of our stockholders, unless otherwise required by our Certificate of Incorporation or Bylaws. At all meetings of the stockholders at which a quorum is present, except as otherwise required by law, the Certificate of Incorporation or the Bylaws, any question brought before any meeting of stockholders other than the election of directors, shall be decided by the affirmative vote of the holders of a majority of the votes cast. Elections of directors shall be decided by a plurality of the votes cast.

Stockholder Action by Written Consent

Any action that can be taken at a meeting of the stockholders may be taken by written consent in lieu of the meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present.

Right to Receive Liquidation Distributions

Upon our liquidation, dissolution or winding up, the assets legally available for distribution to our stockholders will be distributable ratably among the holders of Class A Common Stock, subject to prior satisfaction of all outstanding debts and other liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding Preferred Stock.

Amendment of Certificate of Incorporation and Bylaws

Our Board and our stockholders are authorized to adopt, amend or repeal our Bylaws. The approval of our Board is required to amend our Certificate of Incorporation. In addition, Section 242(b)(2) of the DGCL requires that holders of our Class A Common Stock vote as a class upon the proposed amendment, if the amendment would increase or decrease the par value of the shares of Class A Common Stock, or alter or change the powers, preferences or special rights of the Class A Common Stock so as to affect them adversely.

No Preemptive or Similar Rights

Shares of our Class A Common Stock are not entitled to preemptive rights and are not convertible into any other shares of our capital stock.

Preferred Stock

We are authorized, subject to the limits imposed by the DGCL, to issue Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, rights, preferences and privileges of the shares of each such series and any of the qualifications, limitations or restrictions thereof. Our Board can also increase or decrease the number of shares of any series, but not below the number of shares of a given series then outstanding, plus the number of shares reserved for issuance upon the exercise or vesting of outstanding securities convertible into the applicable series of Preferred Stock, by the affirmative vote of the holders of a majority of the shares of Coty stock entitled to vote, unless a vote of any other holders is required pursuant to a certificate or certificates of designation establishing a series of Preferred Stock, without any further vote or action by our stockholders.

The rights of holders of Class A Common Stock are subject to, and may be adversely affected by, the rights of the holders of any shares of Preferred Stock that may be issued in the future. Our Board may authorize the issuance of Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Class A Common Stock. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a future change in control of the Company and may adversely affect the market price of Class A Common Stock and the voting and other rights of the holders of Class A Common Stock.

Series A Preferred Stock

In fiscal year 2015, we established awards under our Equity and Long-Term Incentive Plan and certain of our executive officers received awards of our Series A Preferred Stock. In April 2015, we filed a Certificate of Designations with the Secretary of State of the State of Delaware, establishing the voting rights, powers, preferences and privileges, and the relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, with respect to our Series A Preferred Stock, which various and several voting powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof may be severally set forth in various subscription agreements relating to the issuance and sale of the Series A Preferred Stock (each, a “Series A Subscription Agreement”). Under the terms provided in the various Series A Subscription Agreements, a holder of Series A Preferred Stock may be entitled to exchange any or all vested Series A Preferred Stock prior to varying dates specified in the Series A Subscription Agreements, into, at our sole election, either cash or shares of Class A Common Stock, as calculated and subject to the limitations set forth therein.

Shares of Series A Preferred Stock are not entitled to receive any dividends and have no voting rights, except as required by law. Upon our liquidation, dissolution or winding up, each share of Series A Preferred Stock entitles the holder to receive out of our assets available for distribution to stockholders, after satisfaction of liabilities to creditors and subject to the rights of senior securities, an amount in cash per share equal the then fair market value per share of such Series A Preferred Stock as determined by an independent qualified professional appraisal firm. Such shares will not be entitled to an additional amount after the full liquidation distribution has been paid.

Series B Convertible Preferred Stock

In May 2020, we filed the Certificate of Designations with the Secretary of State of the State of Delaware, establishing the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the shares of our Series B Convertible Preferred Stock, which are described in more detail below.

Dividend Rights and Liquidation Preferences. The Series B Convertible Preferred Stock ranks senior to our Class A Common Stock and our Series A Preferred Stock with respect to dividend rights and rights on the distribution of assets on any liquidation, dissolution or winding up of the affairs of the Company. In the event of any liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, before any distribution may be made to holders of any junior classes of our stock, and subject to the rights of the holders of any senior stock or parity stock and the rights of the Company’s existing and future creditors, to receive a liquidating distribution in cash and in the amount per share of Series B Convertible Preferred Stock equal to the greater of (i) the sum of (A) the liquidation preference plus (B) the accrued dividends with respect to such share of Series B Convertible Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount such Holders would have received had such Holders, immediately prior to such liquidation, dissolution or winding up of the affairs of the Company, converted such shares of Series B Convertible Preferred Stock into Class A Common Stock. The Series B Convertible Preferred Stock has a liquidation preference of $1,000 per share.

Holders of the Series B Convertible Preferred Stock are entitled to a dividend at the rate of 9% per annum, accruing daily and payable quarterly in arrears. The dividend rate will increase by a 1% on the seven-year anniversary of May 26, 2020 (the “Original Issuance Date”) and shall increase by an additional 1% on each subsequent anniversary up to a total of 12%. If the Company does not declare and pay a dividend on the Series B Convertible Preferred Stock on any dividend payment date, the dividend rate will increase by 1% per annum until all accrued but unpaid dividends have been paid in full. There will be no restriction on the repurchase or redemption of shares of the Series B Convertible Preferred Stock in the event of any arrearage in the payment of dividends. Dividends will be payable in cash, by increasing the amount of accrued dividends with respect to a share of Series B Convertible Preferred Stock, or any combination thereof, at the sole discretion of the Company. Accrued and unpaid preferred dividends must be paid in cash, unless the Series B Convertible Preferred Stock is converted into Class A Common Stock, in which the accrued dividends would be paid in shares of Class A Common Stock.

Conversion Features. Upon the receipt of early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), on June 2, 2020, the Series B Convertible Preferred Stock became convertible, in whole or in part, at any time, into shares of Class A Common Stock at an initial conversion price of $6.24 per share of Series B Convertible Preferred Stock and an initial conversion rate of 160.2564 shares of Class A Common Stock per share of Series B Convertible Preferred Stock, subject to certain anti-dilution adjustments. At any time after the third anniversary of the Original Issuance Date, if the volume weighted average price of the Class A Common Stock exceeds $12.48 per share for at least 20 trading days in any period of 30 consecutive trading days, at the election of the Company, all or any portion of the Series B Convertible Preferred Stock will be convertible into the relevant number of shares of Class A Common Stock. Pursuant to the terms of the Certificate of Designations, unless and until approval of the Company’s stockholders is obtained as contemplated by NYSE listing rule 312.03(d) (the “Stockholder Approval”), no Holder of Series B Convertible Preferred Stock will have the right to acquire shares of Class A Common Stock if and solely to the extent that such conversion would result in such Holder beneficially owning a number of shares of Class A Common Stock that could trigger a change of control under NYSE listing rules

(such limitation, the “Ownership Limitation”). The Company has the right to settle any conversion over the Ownership Limitation of a Holder of Series B Convertible Preferred Stock in cash if the Stockholder Approval is not obtained. As of June 30, 2020, Series B Convertible Preferred stock was convertible into 121,233,944 shares of Class A Common Stock.

Redemption Features. At any time following the fifth anniversary of the Original Issuance Date, the Company may redeem some or all of the Series B Convertible Preferred Stock for a per share amount in cash equal to (i) the sum of (x) 100% of the liquidation preference plus (y) all accrued and unpaid dividends, multiplied by (ii) (A) 107% if the redemption occurs at any time after the fifth anniversary of the Original Issuance Date and prior to the sixth anniversary of the Original Issuance Date, (B) 105% if the redemption occurs at any time after the sixth anniversary of the Original Issuance Date and prior to the seventh anniversary of the Original Issuance Original Issuance , and (C) 100% is the redemption occurs at any time after the seventh anniversary of the Original Issuance Date.

Voting rights. Upon the receipt of early termination of the applicable waiting period under the HSR Act on June 2, 2020, holders of Series B Convertible Preferred Stock are entitled to vote with holders of Class A Common Stock on an as-converted basis, subject to the Ownership Limitation. Holders of the Series B Convertible Preferred Stock will be entitled to a separate class vote with respect to, among other things, amendments to the Company’s organizational documents that have an adverse effect on the Series B Convertible Preferred Stock or any Holder thereof, authorizations or issuances by the Company of securities that are senior to, or equal in priority with, the Series B Convertible Preferred Stock, increases or decreases in the number of authorized shares of Series B Convertible Preferred Stock and issuances of shares of Series B Convertible Preferred Stock after the Original Issuance Date, each of such actions requiring consent of the Holders of a majority of the shares of Series B Convertible Preferred Stock outstanding at such time.

Change of Control Put. Upon certain change of control events involving the Company, Holders of Series B Convertible Preferred Stock may, at the Holder’s election (i) convert their shares of Series B Convertible Preferred Stock into Class A Common Stock at the then-current conversion price, provided that if such change of control occurs on or before the fifth anniversary of the Original Issuance Date, the Company will also be required to pay the Holders of the Series B Convertible Preferred Stock a “make-whole” premium or (ii) cause the Company to redeem their shares of Series B Convertible Preferred Stock in an amount in cash equal to (x) if the change of control occurs on or before the fifth anniversary of the Original Issuance Date, 110% of the sum of the liquidation preference thereof plus any accrued and unpaid dividends and (y) if the change of control occurs on or after the fifth anniversary of the Original Issuance Date, 100% of the Redemption Price.

Preemptive Rights. Except for the right to participate in any issuance of new equity securities by the Company as set forth in the Series B Investment Agreement, the Holders shall not have any preemptive rights. Pursuant to the Series B Investment Agreement, after the Original Issuance Date and so long as the selling stockholder continues to beneficially own at all times shares of Series B Convertible Preferred Stock and/or shares of Class A Common Stock that represent in the aggregate and on an as converted basis, at least 50% of the number of shares of Class A Common Stock that were beneficially owned by the selling stockholder on an as converted basis on July 31, 2020, if the Company makes any public or non-public offering of any capital stock of, other equity or voting interests in, or equity-linked securities of, the Company or any securities that are convertible or exchangeable into (or exercisable for) capital stock of, other equity or voting interests in, or equity-linked securities of, the Company, the selling stockholder and each person to which the selling stockholder later transfers any shares of Series B Convertible Preferred Stock or Class A Common Stock issued upon conversion of Series B Convertible Preferred Stock will have the opportunity to acquire from the Company the portion of such new securities equal to the total number of such new securities multiplied by the fraction equal to the number of Series A Preferred Stock and/or Shares of Class A Common Stock (in the aggregate and on an as converted basis) held by the selling stockholder or such person divided by the aggregate number of shares of Class A Common Stock (on an as converted basis) outstanding as of such date, for the same price as that offered to the other purchasers of such new securities, subject to certain conditions described in the Series B Investment Agreement.

Series B Investment Agreement

Pursuant to the Series B Investment Agreement, the Company has increased the size of its Board in order to elect two individuals designated by the selling stockholder (the “Designees”) to the Board for a term expiring at the 2020 annual meeting of the Company’s stockholders. For so long as the selling stockholder or its affiliates beneficially own at least 50% of the shares of Series B Convertible Preferred Stock purchased pursuant to the Series B Investment Agreement on an as-converted basis, the selling stockholder will have the right to designate two Designees for election to the Board. After the selling stockholder ceases to own at least 50% of the shares of Series B Convertible Preferred Stock purchased pursuant to the Series B Investment Agreement on an as-converted basis, the selling stockholder will have the right to designate one Designee for election to the Board. The selling stockholder shall no longer be entitled to designate any Designees for election to the Board after the selling stockholder ceases to own at least 20% of the shares of Series B Convertible Preferred Stock purchased in the Issuance on an as-converted basis.

Additionally, the selling stockholder will be subject to certain standstill restrictions, including that the selling stockholder will be restricted from acquiring additional equity securities of the Company if such acquisition would result in beneficial ownership in excess of 15% of the Company’s issued and outstanding Class A Common Stock, until the later of 90 days after which the selling stockholder has no rights (or has irrevocably waived its rights) to appoint a Designee and the three month anniversary of the Original Issuance Date.

Series B Registration Rights Agreement

On May 26, 2020, the Company entered into the Registration Rights Agreement, pursuant to which the Company has agreed to provide to the selling stockholder and each other Holder party thereto from time to time, following a three-month lockup period (the “lock-up period”), certain customary registration rights with respect to each Holder’s shares of the Series B Convertible Preferred Stock and the Class A Common Stock, issued in connection with any future conversion of the Series B Convertible Preferred Stock (together, the “Registrable Securities”) until such Holder’s Registrable Securities have been sold (subject to certain exceptions), or in the case of any shares of Class A Common Stock held by such Holder, all shares of Class A Common Stock held by such Holder, on an as converted basis, constitute less than 1% of the Company’s total outstanding shares of Class A Common Stock and may be sold in a single day pursuant to, and in accordance with, subsection (k) of Rule 144 under the Securities Act.

This prospectus and the shelf registration statement to which this prospectus forms apart is being filed pursuant to the Company’s obligation under the Registration Rights Agreement. The Holders also have the right to request up to four underwritten offerings, or shelf take-downs, equal to at least $75 million per request, pursuant to this prospectus during any 365-day period (subject to certain cut-back priorities) and the Holders have the right to request unlimited non-underwritten shelf take-downs. Additionally, the Registration Rights Agreement grants each Holder customary demand registration rights for a minimum number of Registrable Securities equal to at least $75 million per demand which shall include underwritten offerings (subject to certain cut-back priorities), subject to a cool-off period of at least sixty days after effectiveness of the previous demand registration.

The Registration Rights Agreement also grants each Holder customary “piggyback” registration rights. If, following the lock-up period, the Company proposes to register any shares of Class A Common Stock, whether or not for its own account, each Holder will be entitled, subject to certain exceptions, to include its Registrable Securities in the registration, subject to certain cut-back priorities. The Registration Rights Agreement permits the Company to postpone the filing or use of a registration statement for a certain period (such period, a “Postponement Period”) if the filing or continued use of the registration statement would, in the good faith judgment of the Board (after consultation with external legal counsel) (i) require the Company to disclose material non-public information that, in the Company’s good faith judgment (after consultation with external legal counsel), the Company has a bona fide business purpose for not disclosing publicly or (ii) materially interfere with any material proposed acquisition, disposition, financing, reorganization, recapitalization or similar transaction involving the Company or any of its subsidiaries then under consideration. There will not be more than one Postponement Period in any 180-day period and no single Postponement Period will exceed 60 days.

Controlled Company Status

As of the date of this prospectus, JABC beneficially owns approximately 50% of the outstanding shares of Class A Common Stock, which also represents approximately 50% of the voting power of our capital stock. Accordingly, we qualify as a “controlled company” under the NYSE Listed Company Manual rules (the “NYSE Rules”). As a “controlled company,” we are permitted to take advantage of exemptions from certain of the corporate governance requirements under the NYSE Rules, including the requirements that a majority of our Board consist of independent directors, that we have a nominating and corporate governance committee that is composed entirely of independent directors and that we have a compensation committee that is composed entirely of independent directors. As a result, for so long as we are a controlled company, stockholders may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements under the NYSE Rules. However, the Stockholders Agreement described below contains certain obligations with respect to the independence of our Board and a committee of our Board.

Stockholders Agreement

The Company is party to a stockholders agreement, dated as of March 17, 2019 (the “Stockholders Agreement”), with JAB Holdings B.V., JAB Cosmetics B.V. and Cottage Holdco B.V. (the “JAB Investors”). Pursuant to the Stockholders Agreement, among other things:

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during the three-year period following April 30, 2019, the JAB Investors shall not, subject to certain exceptions, effect or enter into any agreement to effect any acquisition of additional shares of capital stock of the Company (including Class A Common Stock, “Company Securities”); provided that, the JAB Investors may acquire Company Securities on an established securities exchange or through privately negotiated transactions that, after giving effect to such acquisition, does not result in an increase in the JAB Investors’ and their affiliates’ collective beneficial ownership percentage of the voting power of the then issued and outstanding Company Securities to an amount greater than the percentage of the voting power of the issued and outstanding Company Securities beneficially owned by the JAB Investors, collectively, as of the consummation of the Offer, plus 9% (meaning a cap of approximately 69% for three years after April 30, 2019);

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during the three-year period following April 30, 2019, the JAB Investors shall not, subject to certain exceptions, transfer any Company Securities to any other person or group (other than an affiliate of any of the JAB Investors) that, after giving effect to such transfer, would beneficially own in excess of 20% of the voting power of the Company;

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for so long as the Stockholders Agreement is in effect, the JAB Investors shall not effect or seek to effect, or announce any intention to effect, any “Rule 13e-3 transaction” as defined in Rule 13e-3 under the Exchange Act unless such transaction is conditioned on both (i) the affirmative approval of a special committee of our Board comprised solely of individuals who are each (1) “independent” under the requirements of Rule 10A-3 under the Exchange Act, and under the rules of the applicable securities exchange on which Company Securities are traded and (2) disinterested as it relates to the JAB Investors and their respective affiliates (any such individual, an “Independent Director”) and who are disinterested and independent under Delaware law as to the matter under consideration, duly obtained in accordance with the applicable provisions of the Company’s organizational documents, applicable law and the rules, regulations and listing standards promulgated by any securities exchange on which Company Securities are traded (“Disinterested Director Approval”) and (ii) the affirmative vote of our stockholders representing at least a majority of the voting power of the Company beneficially owned by stockholders that are not the JAB Investors or their affiliates;

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for so long as the Stockholders Agreement is in effect, material related party transactions involving the JAB Investors or any of their affiliates and the Company will require Disinterested Director Approval; and

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for so long as the Stockholders Agreement is in effect, the JAB Investors and the Company have agreed to take all necessary actions within their control to maintain no fewer than four Independent Directors on our Board and to cause, no later than September 30, 2019, to be elected to our Board two new Independent Directors.

The Stockholders Agreement also provides the JAB Investors with certain customary demand and shelf registration rights with respect to Company Securities and restricts the registration rights we may grant other stockholders after the date thereof. Prior to the entry into the Stockholders Agreement, we granted certain other stockholders customary demand and “piggyback” registration rights.

The Stockholders Agreement will terminate upon the earlier of the mutual consent of the parties to the Stockholders Agreement (including, with respect to the Company, Disinterested Director Approval) or such time as the JAB Investors and their affiliates cease to beneficially own 40% of the voting power of the Company capital stock on a fully diluted basis. The Stockholders Agreement may be amended by the JAB Investors and the Company after receipt of Disinterested Director Approval. Any waiver by the Company of any condition or of any breach of any term, covenant, representation or warranty contained in the Stockholders Agreement also requires Disinterested Director Approval.

Anti-Takeover Effects of Delaware Law, Certificate of Incorporation and Bylaws

The following provisions may make a change in control of our business more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to our stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our Board.

Controlling Stockholder. As of the date of this prospectus, the JAB Investors beneficially own approximately 50% of the outstanding shares of Class A Common Stock, which also represents approximately 50% of the voting power of our capital stock. This concentrated control could have the effect of discouraging others from initiating a potential merger, takeover or other future change of control transaction that other stockholders may view as beneficial.

Delaware Law. We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, subject to exceptions, unless the business combination is approved by our Board in a prescribed manner or the transaction in which the person became an interested stockholder is approved by our Board and disinterested stockholders in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of the corporation’s voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of our business without further action by the stockholders.

Authorized but Unissued Shares; Undesignated Preferred Stock. The authorized but unissued shares of Class A Common Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. In addition, our Board may authorize, without stockholder approval, the issuance of undesignated Preferred Stock with voting rights or other rights or preferences designated from time to time by our Board. The existence of authorized but unissued shares of Class A Common Stock or Preferred Stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Advance Notice Requirements for Stockholder Proposals and Nominations of Directors. Our Bylaws require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing, as specified therein. These provisions regulate our stockholders in bringing matters before the annual meeting of stockholders or making nominations for directors at any meetings of stockholders. These provisions may also discourage or deter a potential acquiror from conducting a solicitation of proxies to elect the potential acquiror’s own slate of directors or otherwise attempting to obtain control of our business.

Special Meetings of Stockholders. Our Certificate of Incorporation and Bylaws provide that special meetings of stockholders may be called only by our Chairman, Chief Executive Officer or our Board or by our Secretary at the request of holders of not less than a majority of the combined voting power of Class A Common Stock.

Cumulative Voting. Our Certificate of Incorporation provides that our stockholders are not permitted to cumulate votes in the election of directors.

Series B Convertible Preferred Stock Change in Control Provisions. Upon certain change in control events involving the Company, the Holders thereof will have the right to convert their shares of Series B Convertible Preferred Stock into shares of Class A Common Stock or require the Company to repurchase the Series B Convertible Preferred Stock. See “Series B Convertible Preferred Stock—Redemption.”

Transfer Agent

The transfer agent and registrar for our Class A Common Stock is Computershare Trust Company, N.A.

PLAN OF DISTRIBUTION

The selling stockholder may, from time to time, offer the shares of our Class A Common Stock or our Series B Convertible Preferred Stock registered by this prospectus in one or more transactions (which may involve underwritten offerings on a firm commitment or best efforts basis, cross sales or block transactions) on the NYSE or otherwise, in secondary distributions pursuant to and in accordance with the rules of the NYSE, through one or more electronic trading platforms or services, in the over-the-counter market, in negotiated transactions, directly to one or more purchasers, including affiliates, through the writing of options on the shares (whether such options are listed on an options exchange or otherwise), short sales or a combination of such methods of sale or any other method permitted by applicable law, at fixed prices, at market prices or varying prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices, including pursuant to one or more “10b5-1” trading plans or similar plans. The selling stockholder may also engage in short sales against the box, puts and calls, writing options, hedging transactions and other transactions in our securities or derivatives of our securities and may sell or deliver the shares of our Class A Common Stock and our Series B Convertible Preferred Stock registered pursuant to this prospectus in connection with these trades as permitted by applicable law, including, without limitation, delivering such shares to a lender in satisfaction of all or part of stock borrowed from such lender in connection with a short sale. In certain circumstances, the selling stockholder may pledge or grant a security interest in some or all of the shares of our Class A Common Stock and our Series B Convertible Preferred Stock registered by this prospectus owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares from time to time under this prospectus. In addition, any shares of Class A Common Stock or Series B Convertible Preferred Stock that qualify for sale under Rule 144 under the Securities Act may be sold under that rule rather than pursuant to this prospectus.

The selling stockholder may effect such transactions by selling the shares of our Class A Common Stock and our Series B Convertible Preferred Stock registered by this prospectus to or through broker-dealers or through other agents, including electronic trading platforms or similar services, and such broker-dealers or agents may receive compensation in the form of commissions, discounts or fees from the selling stockholder and/or the purchasers of shares for whom they may act as agent. Sales effected with a broker-dealer may involve ordinary brokerage transactions, transactions in which the broker-dealer solicits purchasers or transactions in which the broker-dealer is principal and resells for its account. The selling stockholder and any agents or broker-dealers that participate in the distribution of the shares of Class A Common Stock or Series B Convertible Preferred Stock registered by this prospectus may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts received by them and any profit on the sale of registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

In the event of a “distribution” of the shares of our Class A Common Stock or our Series B Convertible Preferred Stock registered by this prospectus, the selling stockholder, any selling broker-dealer or agent and any “affiliated purchasers” may be subject to Regulation M under the Exchange Act, which would prohibit, with certain exceptions, each such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M under the Exchange Act prohibits certain “stabilizing bids” or “stabilizing purchases” for the purpose of pegging, fixing or stabilizing the price of shares of Class A Common Stock and Series B Convertible Preferred Stock.

At a time a particular offering of shares of our Class A Common Stock or our Series B Convertible Preferred Stock is made, a prospectus supplement, if required, may be distributed that will set forth the name or names of any dealers or agents and any commissions and other terms constituting compensation from the selling stockholder and any other required information.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations with respect to the purchase, ownership, disposition and conversion of the Series B Convertible Preferred Stock and the ownership and disposition of any Class A Common Stock received upon conversion of our Series B Convertible Preferred Stock.

This discussion is based upon the Code, existing and proposed Treasury Regulations promulgated thereunder, published administrative rulings and judicial decisions, all as in effect as of the date of this prospectus. These laws are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences described in this prospectus. We assume in this discussion that you hold shares of our Class A Common Stock or Series B Convertible Preferred Stock as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your individual circumstances, nor does it address any aspects of U.S. state, local or non-U.S. taxes.

This discussion also does not address the special tax rules applicable to particular holders, such as tax-exempt organizations, financial institutions, brokers or dealers in securities, insurance companies, persons that hold our Class A Common Stock or Series B Convertible Preferred Stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, controlled foreign corporations, passive foreign investment companies, companies that accumulate earnings to avoid U.S. federal income tax, and certain U.S. expatriates.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A Common Stock or Series B Convertible Preferred Stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner or partnership holding our Class A Common Stock or Series B Convertible Preferred Stock, you should consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of our Class A Common Stock or Series B Convertible Preferred Stock.

There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the purchase, ownership or disposition of our Class A Common Stock or Series B Convertible Preferred Stock.

YOU SHOULD CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, CONVERSION AND DISPOSITION OF OUR SERIES B CONVERTIBLE PREFERRED STOCK AND CLASS A COMMON STOCK.

U.S. Holders

The discussion in this section is addressed to a holder of our Class A Common Stock or Series B Convertible Preferred Stock that is a U.S. holder for U.S. federal income tax purposes. In general, a U.S. holder means a beneficial owner of our Class A Common Stock or Series B Convertible Preferred Stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

An individual is generally treated as a resident of the United States in any calendar year for United States federal income tax purposes if the individual is present in the United States for at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending on the last day of the current calendar year. For purposes of the 183-day calculation, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Residents are generally taxed for United States federal income tax purposes as if they were United States citizens.

Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock

Distributions, if any, on our Class A Common Stock or Series B Convertible Preferred Stock (other than dividend accruals described below in “U.S. Holders—Accruing Dividends, Adjustments of Conversion Rate, and Conversions of Series B Convertible Preferred Stock”) will generally constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as reducing your adjusted basis in your shares of Class A Common Stock or Series B Convertible Preferred Stock, as the case may be, and, to the extent such excess exceeds such adjusted basis, as capital gain from the sale or exchange of such Class A Common Stock or Series B Convertible Preferred Stock, as applicable.

Dividends received by individual U.S. holders of Class A Common Stock or Series B Convertible Preferred Stock will be subject to a reduced maximum tax rate of 20% if such dividends are treated as “qualified dividend income” for U.S. federal income tax purposes and certain holding period requirements are met. If an individual holder elects to treat the dividends as “investment income,” the reduced rate will not apply, but the investment income may be offset by certain investment expenses. Further, dividends recognized by individual holders could be subject to the 3.8% tax on net investment income.

Dividends received by corporate U.S. holders generally will be eligible for the dividends-received deduction. If a corporate U.S. holder receives a dividend on the Class A Common Stock or Series B Convertible Preferred Stock that is an “extraordinary dividend” within the meaning of Section 1059 of the Code, in certain instances the corporate holder must reduce its basis in the Class A Common Stock or Series B Convertible Preferred Stock by the amount of the “nontaxed portion” of such “extraordinary dividend” that results from the application of the dividends-received deduction. If the “nontaxed portion” of such “extraordinary dividend” exceeds such corporate shareholder’s basis, any excess will be taxed as gain as if such shareholder had disposed of its shares in the year the “extraordinary dividend” is paid.

Accruing Dividends, Adjustments to the Conversion Rate, and Conversions of Series B Convertible Preferred Stock

Dividends on the Series B Convertible Preferred Stock may be accrued rather than paid at the Company’s sole discretion. While Accrued Dividends will be taken into account in any future liquidation, redemption or conversion event, accrued dividends will not formally be added to the Liquidation Preference or redemption amounts of the Series B Convertible Preferred Stock under the terms of such stock.

The tax treatment of dividends accrued on the Series B Convertible Preferred Stock is a matter of uncertainty and may depend, in part, on whether the Series B Convertible Preferred Stock is treated as participating in corporate growth to any significant extent as determined under the applicable Treasury Regulations. The Company takes the position that the Series B Convertible Preferred Stock will be treated as participating in corporate growth to a significant extent. This position, however, is not free from doubt and there can be no assurance that the IRS will not take the position that the Series B Convertible Preferred Stock should not be treated as participating in corporate growth to any significant extent as determined under the Treasury Regulations. In the event the Series B Convertible Preferred Stock is treated as not participating in corporate growth to any significant extent, the unpaid Accrued Dividends may be treated as “redemption premium.” This redemption premium may be treated as a taxable deemed distribution under Sections 305(b) and 305(c) of the Code, if the redemption premium is in excess of a statutory de minimis amount. Such taxable deemed distributions generally are required to be taken into account under timing principles similar to those governing the inclusion of accrued original issue discount under Section 1272(a) of the Code. Under such circumstances, holders may have taxable income for U.S. federal income tax purposes, even though they would not receive any cash or property in connection with the increase in Accrued Dividends.

Section 305(c) of the Code and the Treasury Regulations promulgated thereunder also contemplate other circumstances in which a taxable deemed distribution may be treated as having occurred. Section 305(c) of the Code and the applicable Treasury Regulations do not clearly address whether accrued dividends will be treated as redemption premium or otherwise might give rise to a deemed distribution under the Code. The Company takes the position that the accrual of dividends on the Series B Convertible Preferred Stock will not be includible in the holder’s taxable income as disguised redemption premium or otherwise until such dividends are authorized by the Board, or any duly authorized committee thereof, and declared by the Company and paid in cash. Further, the Company has agreed in the Series B Investment Agreement that it will not treat such accruals as includible in the holder’s income until such dividends are declared and paid in cash. In general, a U.S. holder is bound by our determination that an accrual is not includible in income as disguised redemption premium, unless the U.S. holder explicitly discloses that it is taking a contrary position in a statement attached to its timely filed tax return for the taxable year in which it acquires the stock. If the IRS were to take a contrary position and treat an increase in the amount of Accrued Dividends as a current distribution, then holders may have taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with the increase in Accrued Dividends. In such a case, such a constructive distribution would be includible in your income and subject to tax as described above in “U.S. Holders—Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock.”

The conversion rate of the Series B Convertible Preferred Stock is subject to adjustment under certain circumstances. Under the applicable Treasury Regulations, adjustments to the conversion rate that result in an increase of the Series B Convertible Preferred Stock holders’ proportionate interest in the Company’s earnings and profits may be treated as a constructive distribution. Such a constructive distribution is includible in your income and subject to tax as described above in “U.S. Holders—Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock.” Thus, under certain circumstances, in the event of a deemed distribution you may recognize taxable income even though you may not receive any cash or property.

A holder of Series B Convertible Preferred Stock generally will not recognize gain or loss upon the conversion of the Series B Convertible Preferred Stock into shares of Class A Common Stock. However, if the conversion takes place when there are unpaid Accrued Dividends on the Series B Convertible Preferred Stock, and the Series B Convertible Preferred Stock is not treated as participating in corporate growth, then any Class A Common Stock received in respect of the unpaid Accrued Dividends will be treated as a distribution described above in “U.S. Holders—Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock.” Cash received in lieu of a fractional share of Class A Common Stock upon conversion will be treated as a payment in a taxable exchange for such fractional share, and gain or loss will be recognized on the difference between the amount of cash received and the amount of adjusted tax basis allocable to the fractional share. Conversions pursuant to a plan to increase the Series B Convertible Preferred Stock holders’ proportionate interest in the Company’s assets or earnings and profits may be treated as a constructive distribution and subject to taxation as described above in “U.S. Holders—Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock.”

You are urged to consult your tax advisor to determine the specific tax treatment of accruing dividends, adjustments to the conversion rate, a conversion, or cash in lieu of a fractional share in your particular circumstances.

Gain on Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock or Series B Convertible Preferred Stock

Upon any sale, exchange, redemption or other disposition of the Class A Common Stock or Series B Convertible Preferred Stock, a U.S. holder will recognize capital gain or loss equal to the difference between the amount realized and the adjusted tax basis in the Class A Common Stock or Series B Convertible Preferred Stock. Such capital gain or loss will be long-term capital gain or loss if your holding period for the Class A Common Stock or Series B Convertible Preferred Stock is longer than one year. The deductibility of capital losses is subject to limitations. You are urged to consult your tax advisor with respect to applicable tax rates and netting rules for capital gains and losses. Further, gains recognized by individual U.S. holders could be subject to the 3.8% tax on net investment income.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of dividends on, and the proceeds of the sale of, the Class A Common Stock or the Series B Convertible Preferred Stock. Backup withholding may apply to such payments if a U.S. holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 24%. We are required to determine the date and amount of any constructive distributions.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you may be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

The discussion in this section is addressed to a holder of our Class A Common Stock or Series B Convertible Preferred Stock that is a non-U.S. holder for U.S. federal income tax purposes. A non-U.S. holder means a beneficial owner of our Class A Common Stock or Series B Convertible Preferred Stock that is not a U.S. holder.

Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty between the United States and the holder’s country of residence. Dividends that are treated as effectively connected with the holder’s conduct of a trade or business within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the holder within the United States, are generally exempt from the 30% withholding tax if the holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons.

A non-U.S. holder who claims the benefit of an applicable income tax treaty between the United States and the holder’s country of residence will generally be required to provide a properly executed IRS Form W-8BEN (or successor form). You are urged to consult your tax advisor regarding your entitlement to benefits under a relevant income tax treaty. If you are eligible for a reduced rate of U.S. withholding tax under an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Accruing Dividends, Adjustments to the Conversion Rate, and Conversions of Series B Convertible Preferred Stock

To the extent a dividend accrual, an adjustment to the conversion rate, or the conversion of the Series B Convertible Preferred Stock to our Class A Common Stock is taxable as described above in “U.S. Holders— Accruing Dividends, Adjustments to the Conversion Rate, and Conversions of Series B Convertible Preferred Stock,” such transactions will generally be taxable in the manner set forth in the paragraph above, “Non-U.S. Holders— Distributions on Our Class A Common Stock or Series B Convertible Preferred Stock.” You are urged to consult your tax advisor to determine the specific tax treatment of accruing dividends, adjustments to the conversion rate, a conversion, or cash in lieu of a fractional share in your particular circumstances.

Gain on Sale, Exchange or Other Taxable Disposition of Our Class A Common Stock or Series B Convertible Preferred Stock

A non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax on any gain realized upon a sale, exchange or other taxable disposition of shares of our Class A Common Stock or Series B Convertible Preferred Stock unless:

•

the gain is effectively connected with the holder’s conduct of a trade or business within the United States and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained by the holder in the United States, in which case, the holder will generally be taxed on a net income basis at the graduated U.S. federal income tax rates applicable to U.S. persons;

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the holder is an individual that is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case, the holder will generally be subject to a 30% tax on the net gain derived from the disposition, which may be offset by U.S. source capital losses realized during the same taxable year, if any; or

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we are, or have been within the five years preceding the holder’s disposition of the Series B Convertible Preferred Stock or Class A Common Stock, a “United States real property holding corporation” as defined in the Code.

We believe that we are not currently and will not become a “United States real property holding corporation.” However, no assurance can be given that we are not or will not become a “United States real property holding corporation” in the future, because the determination of whether we are a “United States real property holding corporation” depends on the fair market value of our United States real property interests relative to the fair market value of our other business assets. In general, gain on the sale or other disposition of stock of a “United States real property holding corporation” that is “regularly traded” on an established securities market will be subject to U.S. federal income tax only in the case of a holder that owns more than 5% of the total fair market value of that class of stock at any time during the five-year period ending on the date of disposition. If a non-regularly traded class of stock is convertible into a regularly traded class of stock, gain on the sale of that non-regularly traded stock will be subject to U.S. federal income tax only if, on any date on which such stock was acquired by the holder, the non-regularly traded stock acquired by such holder (including all previously acquired stock of the same class) had a fair market value greater than 5% of the regularly traded class of the corporation’s stock into which it is convertible as measured on such date. If a non-U.S. holder is subject to U.S. federal income tax pursuant to these rules, any gains on the sale or other disposition of such stock would be taxed on a net income basis at the graduated rates applicable to U.S. persons, and such holder would be required to file a U.S. tax return with respect to such gains.

If we are a U.S. real property holding company and the Series B Convertible Preferred Stock is considered to be “regularly traded,” gain recognized on a sale or other disposition of Series B Convertible Preferred Stock by a holder that owns more than 5% of the Series B Convertible Preferred Stock would be subject to U.S. federal income tax. We cannot assure you that the Series B Convertible Preferred Stock will not be considered regularly traded under the relevant rules. If the Series B Convertible Preferred Stock is not considered to be regularly traded, gain recognized on a sale or other disposition of Series B Convertible Preferred Stock would be subject to U.S. federal income tax only in the case of a non-U.S. holder that owned, as of the date of any acquisition of such Series B Convertible Preferred Stock, an amount of Series B Convertible Preferred Stock having a fair market value greater than 5% of the outstanding Class A Common Stock into which it is convertible as measured on such date, provided the Class A Common Stock continues to be regularly traded on an established securities market. Furthermore, in such case, a non-U.S. holder may be subject to a 15% withholding tax on a sale or other disposition of our Series B Convertible Preferred Stock. Gain recognized on a sale or other disposition of our Class A Common Stock would be subject to U.S. federal income tax only in the case of a non-U.S. holder that owns more than 5% of our Class A Common Stock, provided the Class A Common Stock continues to be regularly traded on an established securities market.

Non-U.S. holders that may be treated as actually or constructively owning more than 5% of our Series B Convertible Preferred Stock or Class A Common Stock should consult their tax advisors with respect to the U.S. federal income tax consequences of the ownership and disposition of Series B Convertible Preferred Stock or Class A Common Stock.

Backup Withholding and Information Reporting

We must report annually to the IRS and to each non-U.S. holder the gross amount of the dividends on our Class A Common Stock or Series B Convertible Preferred Stock paid to such holder and the tax withheld, if any, with respect to such dividends. A non-U.S. holder will have to comply with specific certification procedures to establish that such holder is not a U.S. person, as defined for U.S. federal income tax purposes, in order to avoid backup withholding at the applicable rate with respect to dividends on our Class A Common Stock or Series B Convertible Preferred Stock and certain other types of payments. The certification procedure required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid backup withholding as well.

Information reporting and backup withholding will generally apply to the proceeds of a non-U.S. holder’s disposition of our Class A Common Stock or Series B Convertible Preferred Stock effected by or through the U.S. office of any broker, U.S. or foreign, unless the non-U.S. holder certifies their status as a non-U.S. holder and satisfies certain other requirements, or otherwise establish an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, dispositions effected through a non-U.S. office of a broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States will generally be subject to information reporting, unless you certify your status as a non-U.S. holder and satisfy certain other requirements, or otherwise establish an exemption. You should consult your tax advisor regarding the application of the information reporting and backup withholding rules to you. Copies of information returns may be made available to the tax authorities of the country in which you reside or are incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to you may be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act (“FATCA”)

FATCA imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities. The act imposes a 30% withholding tax on dividends on, or gross proceeds from the sale or other disposition of, our Class A Common Stock or Series B Convertible Preferred Stock paid to a foreign financial institution or to a foreign non-financial entity, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations or (2) the foreign non-financial entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner. In addition, if the payee is a foreign financial institution, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts and withhold 30% on payments to account holders whose actions prevent it from complying with these reporting and other requirements. Under certain circumstances, you may be eligible for refunds or credits of such taxes. You should consult your tax advisor regarding these requirements.

LEGAL MATTERS

Certain legal matters relating to the validity of the shares of Class A Common Stock and Series B Convertible Preferred Stock offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters for the selling stockholder named herein will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters will be passed upon for any dealers, agents or underwriters by counsel for such dealers, agents or underwriters identified in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information into this prospectus from certain documents that we file with the SEC. By incorporating by reference, we are disclosing important information to you by referring you to documents we file separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for information incorporated by reference that is modified or superseded by information contained in this prospectus or in any other subsequently filed document that also is incorporated by reference herein. These documents contain important information about us, our business and our finances. The following documents previously filed with the SEC are incorporated by reference into this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	our Annual Report on Form 10-K for the year ended June 30, 2020, filed with the SEC on August 27, 2020;

•	our Current Reports on Form 8-K filed with the SEC on July 2, 2020 and July 31, 2020;

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the portions of the Definitive Proxy Statement on Schedule 14A, filed with the SEC on September 25, 2019, as supplemented on October  16, 2019, incorporated by reference in the Annual Report on Form 10-K for the year ended June 30, 2019; and

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the description of our Class  A Common Stock in our Registration Statement on Form 8-A filed with the SEC on June 13, 2013, including any amendments and reports filed for the purpose of updating such description.

We also incorporate by reference all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effective date of the registration statement of which this prospectus forms a part and prior to the termination of the offering of our Class A Common Stock and Series B Convertible Preferred Stock covered by this prospectus and any accompanying prospectus supplements, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference into this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference herein. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. Requests can be made by writing to Coty Inc., 350 Fifth Avenue, New York, New York 10118, Attention: Investor Relations, or by telephone request to (212) 389-7300. The documents may also be accessed on our website at www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain copies of any document that we file with the SEC, including the registration statement of which this prospectus forms a part and the exhibits to the registration statement, free of charge on the SEC’s website at www.sec.gov. These documents may also be accessed on our website at www.coty.com. The information contained on, or accessible through, our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

50,000,000 Shares

Coty Inc.

Class A common stock

Prospectus supplement